                                                                  EXHIBIT 10.34











                            ASSET PURCHASE AGREEMENT

                             dated February 11, 1998

                                     between

                            ROCHE HEALTHCARE LIMITED

                                       and

                                 CENTOCOR, INC.

                                TABLE OF CONTENTS


1.   DEFINITIONS............................................................................2

2.   ASSETS BEING SOLD......................................................................6
     2.1.     Patents.......................................................................6
     2.2.     Licenced Patents..............................................................7
     2.3.     Patent Applications...........................................................7
     2.4.     Fujisawa Patent Licence.......................................................8
     2.5.     Trademarks....................................................................8
     2.6.     Registrations.................................................................8
     2.7.     Manufacturing Technology and Know-How.........................................9
     2.8.     Research and Development Materials............................................9
     2.9.     Clinical Data................................................................10
     2.10.    World-wide Safety Reports....................................................10
     2.11.    Marketing and Promotional Documents..........................................10
     2.12.    Inventory....................................................................10
     2.13.    Assumed Agreements...........................................................11
     2.14.    Other Assets.................................................................11
     2.15.    Tangible Assets..............................................................11
     2.16.    Non-exclusive Licences.......................................................11
     2.17.    Limitation of Sale of Assets.................................................12

3.   PURCHASE PRICE........................................................................12
     3.1.     Purchase Price...............................................................12
     3.2.     Allocation of Purchase Price.................................................12
     3.3.     Payment for Inventory........................................................12
     3.4.     Refund of Purchase Price.....................................................13
     3.5.     Royalty Payments.............................................................14

4.   REPRESENTATIONS AND WARRANTIES OF PARENT..............................................17
     4.1.     Organisation.................................................................17
     4.2.     Authority....................................................................17
     4.3.     No Violation or Conflict.....................................................17
     4.4.     No Government Restrictions...................................................17
     4.5.     Title to Assets..............................................................17
     4.6.     Patents......................................................................18
     4.7.     Trademarks...................................................................18
     4.8.     Registrations................................................................18
     4.9.     Know-How and Know-How Licence................................................19
     4.10.    Inventory....................................................................19
     4.11.    Taxes........................................................................19

     4.12.    Absence of Certain Changes...................................................19
     4.13.    Violations of Law............................................................19
     4.14.    Financial Information........................................................19
     4.15.    Litigation...................................................................20
     4.16.    Sufficiency of Assets........................................................20
     4.17.    Conduct of Business..........................................................20
     4.18.    Retavase Business............................................................21

5.   REPRESENTATIONS AND WARRANTIES OF BUYER...............................................21
     5.1.     Organisation.................................................................21
     5.2.     Authority....................................................................21
     5.3.     No Violation or Conflict.....................................................21
     5.4.     No Government Restrictions...................................................21
     5.5.     Litigation...................................................................21
     5.6.     Financing....................................................................22
     5.7.     Assets.......................................................................22

6.   PARENT'S COVENANTS....................................................................22
     6.1.     Maintenance of Assets/Conduct of Business....................................22
     6.2.     Compliance with Laws.........................................................23
     6.3.     Access.......................................................................23
     6.4.     Patent Maintenance and Defence...............................................23
     6.5.     Sale of Retavase by the Roche Group..........................................24
     6.6.     Sales Force..................................................................24
     6.7.     Further Assurances...........................................................24
     6.8.     Nonassertion.................................................................25
     6.9.     Genentech Disclosure.........................................................25
     6.10.    Control of Genentech, Inc....................................................25
     6.11.    Keep Well Agreement..........................................................26

7.   BUYER'S COVENANTS.....................................................................26
     7.1.     Approvals and Registrations for Transfer of Distribution of
              Products.....................................................................26
     7.2.     Labelling....................................................................26
     7.3.     References to Parent.........................................................27
     7.4.     Further Assurances...........................................................27
     7.5.     Financing....................................................................27
     7.6.     Notification.................................................................27

8.   COVENANTS BY BUYER AND PARENT.........................................................28
     8.1.     Assignment of Patents and Trademarks.........................................28
     8.2.     Assignment of Registrations..................................................28
     8.3.     Clinical Studies Transfer....................................................29
     8.4.     Access to Information........................................................29
     8.5.     Press Releases...............................................................29
     8.6.     Customer Information.........................................................30
     8.7.     Hospital and Other Purchasing Contracts......................................30
     8.8.     Reconciliation with the Agreement Containing Consent
              Order; Canadian Filings......................................................30
     8.9.     Genentech Patent Suits.......................................................30
     8.10.    Transition Services..........................................................32
     8.11.    Returns......................................................................32
     8.12.    Chargebacks and Rebates......................................................32
     8.13.    Confidentiality..............................................................32
     8.14.    Consents.....................................................................32
     8.15.    Cooperation on Safety Reports................................................32
     8.16.    Manufacturing Improvements...................................................32
     8.17.    Importation..................................................................33
     8.18.    Product Recall; Product Liability............................................33

9.   MANUFACTURING.........................................................................33
     9.1.     Supply Agreement.............................................................33
     9.2.     Parent's Representations and Warranties for its Supplies.....................33
     9.3.     Technology Transfer..........................................................34
     9.4.     Approvals....................................................................34

10.  CONDITIONS PRECEDENT TO CLOSING.......................................................35
     10.1.    Conditions to Obligations of Buyer and Parent................................35
     10.2.    Conditions to Obligations of Buyer...........................................36
     10.3.    Conditions to Obligations of Parent..........................................36

11.  THE CLOSING...........................................................................37
     11.1.    The Closing..................................................................37
     11.2.    Deliveries by Parent.........................................................37
     11.3.    Deliveries by Buyer..........................................................38
     11.4.    Effects of Closing...........................................................38

12.  TERMINATION...........................................................................39
     12.1.    Termination..................................................................39
     12.2.    Effect of Termination........................................................40
     12.3.    Termination by the FTC.......................................................40

13.  SURVIVAL; REMEDIES; CLAIMS; INDEMNIFICATION...........................................41
     13.1.    Remedy for Breach............................................................41
     13.2.    Indemnification by Parent....................................................41
     13.3.    Indemnification by Buyer.....................................................42
     13.4.    Notice.......................................................................42
     13.5.    Participation in Defence.....................................................42
     13.6.    Settlements..................................................................43
     13.7.    Other Claims.................................................................43

14.  NOTICES...............................................................................44

15.  ARBITRATION AND GOVERNING LAW.........................................................45

16.  ADDITIONAL TERMS......................................................................45
     16.1.    Brokers......................................................................45
     16.2.    Expenses, Taxes and Fees.....................................................46
     16.3.    Entire Agreement.............................................................46
     16.4.    Successors and Assigns.......................................................46
     16.5.    Amendments; No Waiver........................................................46
     16.6.    Counterparts.................................................................46
     16.7.    Captions.....................................................................46

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on February 11, 1998 by and between Roche Healthcare Limited, Hamilton, Bermuda ("Parent") and Centocor, Inc., a Pennsylvania corporation
("Buyer").

         Whereas Parent entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") dated 24 May 1997 with the owners of Corange Limited, Hamilton, Bermuda ("Corange") providing for the acquisition by Parent of all shares of Corange (the "Corange Transaction"), which among other things owns the BM Group (as hereinafter defined);

         Whereas, pursuant to an Agreement Containing Consent Order to be entered into by Parent with the Federal Trade Commission (the "FTC") in order to permit consummation of the Corange Transaction, a copy of which will be provided to Buyer as soon as accepted by the FTC, Parent will be required to cause BM Group companies to divest RETAVASE in the United States and Canada;

         Whereas the Corange Transaction is further subject to the approval of other merger control authorities, including the Director of Investigation and Research in Canada (the "Director") appointed under the Competition Act (Canada) as well as approval under the Investment Canada Act, if required;

         Whereas, Buyer desires to purchase the Assets (as defined below) from the BM Group companies and Parent desires to cause Sellers (as hereinafter defined) to sell the Assets to Buyer, upon the terms and subject to the conditions hereinafter set forth;

         Now, therefore, in consideration of the foregoing and of the mutual promises, covenants, representations, warranties and agreements contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.       DEFINITIONS

              1.1. "Active Ingredient" means recombinant reteplase; (rPA), a recombinant, nonglycosylated plasminogen activator, containing amino acids 1-3 and 176-527 of the amino acid sequence of the tissue-type plasminogen activator.

              1.2. "Affiliate" of an entity means any corporation or other business entity controlled by, controlling or under common control with, such entity. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc. and its subsidiaries shall not be considered an Affiliate of Parent.

              1.3.   "Assets" has the meaning ascribed to such term in
         Section 2.

              1.4. "Assumed Agreements" has the meaning ascribed to such term in Section 2.13.

              1.5. "best of Parent's knowledge" means the best knowledge of Parent and Sellers.

              1.6.   "BM" means Boehringer Mannheim GmbH, Mannheim, Germany.

              1.7. "BMC" means Boehringer Mannheim Corporation, Indianapolis, Indiana, USA.

              1.8. "BM Canada" means Boehringer Mannheim Ltd., Laval, Quebec, Canada.

              1.9. "BM Group" means BM, BMC and BM Canada and any Affiliates of such companies, and any other company in the Boehringer Mannheim group involved in the Business.

              1.10. "BM Labelling" means the printed labels, labelling and packaging materials, including printed carton, container label and package inserts, as currently used by BMC or its Affiliates or promotion partners for the Product in the Territory.

              1.11. "BM Monthly Sales Statements" means the BM Net Sales by Product (including units) in the Territory in local currency, on a monthly basis for each month beginning with January 1997 until the end of the month in which Closing occurs.

              1.12. "BM Net Sales" means gross sales of BMC of the Product in the Territory after deduction of returns, sales rebates (price reduction) and volume (quantity) discount as well as sales taxes (e.g., value added taxes) and other taxes directly linked to the sales (e.g., excise taxes).

              1.13. "Business" means the business as conducted at the Closing Date by Sellers with respect to the Product, whether approved for sale or in research or development, in the Territory. "Retavase Business" means the business with respect to each presentation of any pharmaceutical preparation (including future formulation changes and production intermediates) containing the Active Ingredient, whether approved for sale or in research or development in the Territory.

              1.14.  "Clinical Data" has the meaning ascribed to such term in
         Section 2.9.

              1.15.  "Closing" has the meaning ascribed to such term in
         Section 11.1.

              1.16.  "Closing Date" has the meaning ascribed to such term in
         Section 11.1.

              1.17. "Damages" has the meaning ascribed to such term in Section 13.2.1.

              1.18.  "DHC" means Department of Health Canada.

              1.19. "Disclosure Schedule" means the disclosure schedule delivered as of the date hereof to Buyer by Parent in connection with this Agreement. The sections of the Disclosure Schedule correspond to the sections of this Agreement, but information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed as to all relevant sections thereof, except as otherwise specifically provided herein.

              1.20.  "DPM Agreement" has the meaning ascribed to such term in
         Section 2.13.

              1.21.  "FDA" means the United States Food and Drug Administration.

              1.22.  "FTC" means the United States Federal Trade Commission.

              1.23. "Genentech Patent Suits" means (a) with respect to the United States the patent infringement suit against BM filed by Genentech, Inc. in the United States District Court for the District of Massachusetts (Judge Saris) based on the Genentech patents USP 5,221,619 (Itakura), USP 4,342,832 (Goeddel and Heyneker), USP 4,511,502 (Builder), USP 5,185,259 (Goeddel, Kohr) and USP 5,034,225
         (Bennett); and (b) with respect to Germany (i) the patent infringement suit versus BM filed by Genentech, Inc. and Boehringer Ingelheim International GmbH in the District Court (Landgericht) of Dusseldorf ([docket number] 4 O 178/96) in May 1996 based on the patent EP 0 093 619 (Goeddel Patent) and (ii) the extension filed versus BM by Genentech, Inc. and Boehringer Ingelheim International GmbH in the District Court (Landgericht) of Dusseldorf ([docket number] 4 O 25/97) in November 1996 including the patent EP 0 217 379 (Mochida Patent) and the patent EP 0 228 862 (Bennett Patent), (iii) the nullity suit versus the patent EP 0 093 619 (Goeddel Patent) filed by BM in October 1996 in the German Federal Patent Court in Munich, (iv) the nullity suit versus the patent EP 0 217 379 (Mochida Patent) filed by BM in the German Federal Patent Court in January 1997 and (v) the appeal of BM filed 7 September 1995 versus the decision of the European Patent Agency (EPA) on BM's opposition against the European Patent 0 228 862 (Bennett).

               1.24. "HSR Act" means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

               1.25. "Indemnifiable Claims" has the meaning ascribed to such term in Section 13.2.1 and 13.3.

               1.26. "Indemnified Party" has the meaning ascribed to such term in Section 13.4.

               1.27. "Indemnifying Party" has the meaning ascribed to such term in Section 13.4.

               1.28.  "Inventory" has the meaning ascribed to such term in
         Section 2.12.

               1.29.  "Keep Well" has the meaning ascribed to such term in
         Section 6.11.

              1.30. "Know-How" and "Know-How Licence" have the meanings ascribed to such terms in Section 2.7.

              1.31. "Licenced Patent Applications" has the meaning ascribed to such term in Section 2.3.

              1.32. "Licenced Patents" has the meaning ascribed to such term in Section 2.2.

              1.33. "Marketing and Promotional Documents" has the meaning ascribed to such term in Section 2.11.

              1.34. "Material Adverse Effect" means a material adverse effect on the Assets and the Business taken as a whole.

              1.35.   "Morgan Stanley" has the meaning ascribed to such term in
         Section 5.6.

              1.36.   "Patents" has the meaning ascribed to such term in
         Section 2.1.

              1.37.   "PCI Agreement" has the meaning ascribed to such term in
         Section 2.13.

              1.38. "Product" means each presentation of any pharmaceutical preparation (including formulation changes and production intermediates) containing the Active Ingredient, whether registered, marketed or in development by Sellers, as of the Closing Date.

              1.39.   "Purchase Price" means such term as used in Section 3.

              1.40.   "Registrations" has the meaning ascribed to such term in
         Section 2.6.

              1.41. "Research and Development Materials Licence" has the meaning ascribed to such term in Section 2.8.

              1.42. "Roche Group" means Roche Holding Ltd, a Swiss corporation, and its Affiliates (excluding Genentech, Inc. and subsidiaries thereof).

              1.43.   "Supply Agreement" means the agreement referred to in
         Section 9.1.

              1.44. "Territory" means the United States of America and Canada and their respective possessions or territories.

              1.45.   "Trademarks" has the meaning ascribed to such term in
         Section 2.5.

              1.46. "Transition Services Agreement" has the meaning ascribed to such term in Section 8.10.

              1.47. "World-wide Safety Reports" has the meaning ascribed to such term in Section 2.10.

2.       ASSETS BEING SOLD

              Subject to Section 2.17 and the other terms and conditions of this Agreement, at Closing, Parent shall cause the relevant companies of the BM Group to be designated (collectively, the "Sellers") to sell, transfer, assign, licence or sublicence, as specified below, to Buyer and to deliver to Buyer the assets listed below (the "Assets"), and Buyer shall assume all the rights, titles and interest in the Assets and all obligations and responsibilities associated therewith as stated in this Agreement; provided, however, that except as specifically stated herein, Buyer shall not assume any liabilities, contingent or otherwise, arising out of or related to the conduct of the Business prior to the Closing Date.

              It is intended by the parties that the sale, transfer, assignment, conveyance, delivery or licence or sublicence to Buyer pursuant to this Agreement of all assets and rights of Sellers relating to the Business shall, together with the Supply Agreement, the Transition Services Agreement and Buyer's own resources, permit Buyer as of the Closing Date to conduct the Retavase Business in the same manner as is currently conducted by Sellers.

              Prior to Closing, Buyer may designate one or more Affiliates of Buyer to which the Assets shall be transferred at Closing by Sellers.

              At Closing, Parent shall cause the following to occur:

              2.1. Patents. Sellers shall sell, transfer, assign, convey and deliver to Buyer all of Sellers' rights, title and interest in the patents and patent rights set forth in Schedule 2.1 hereto (the "Patents"), and patents of addition, re-examinations, reissues, extensions, granted supplementary protection certificates, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and patent rights and any and all continuations and continuations-in-part.

              2.2. Licenced Patents. Sellers shall grant and deliver to Buyer a perpetual, paid-up, irrevocable, royalty-free, unlimited (other than as provided in this Agreement) licence for the Territory under the patents set forth in Schedule 2.2 hereto (the "Licenced Patents"), with the right to sublicence; such licence (and any sublicence thereunder) shall be exclusive for use in the Retavase Business (or outside the Territory solely and exclusively with respect to the manufacture of, or research, development, or the conduct of clinical trials with respect to, the Active Ingredient or the Product for sale in the Territory), and the Roche Group (including without limitation the BM Group companies) shall not retain any right to use or licence such Licenced Patents for use in the Retavase Business. Except for use in the Retavase Business and as set forth in Section 2.16, the Roche Group (including without limitation the BM Group companies) retains, and is not transferring hereunder, the exclusive right to use or to licence such patents for use with any other products in or outside the Territory as well as for the Active Ingredient or the Product outside the Territory.

              2.3.   Patent Applications.

            2.3.1. Sellers shall grant and deliver to Buyer a perpetual, paid-up, irrevocable, royalty-free, unlimited (other than as provided in this Agreement) licence for the Territory under the patent applications set forth in Schedule 2.3 hereto (the "Licenced Patent Applications"), and any and all divisions, continuations and continuations-in-part, with the right to sublicence, such licence (and any sublicence thereunder) shall be exclusive for use in the Retavase Business (or outside the Territory solely and exclusively with respect to the manufacture of, or research, development or the conduct of clinical trials with respect to, the Active Ingredient or the Product for sale in the Territory), and the Roche Group (including without limitation the BM Group companies) shall not retain any right to use or licence such Licenced Patent Applications for use in the Retavase Business. Except for use in the Retavase Business and as set forth in Section 2.16, the Roche Group (including without limitation the BM Group companies) retains, and is not transferring hereunder, the exclusive right to use or to licence such patent applications and patents that may result therefrom for use with any other products in or outside the Territory as well as for the Active Ingredient or the Product outside the Territory.

              2.3.2. If based on a Licenced Patent Application a patent should issue which is solely used in the Retavase Business, Parent shall inform Buyer when a notice of allowance is issued and such patent shall be assigned to and assumed by Buyer in accordance with the principles set forth in Section 8.1 below.

              2.4. Fujisawa Patent Licence. BM shall assign or sublicence to Buyer the Licence Agreement between Fujisawa Pharmaceutical Co., Ltd., Osaka, Japan, and Boehringer Mannheim GmbH, Mannheim, Germany, dated 9 September 1997/15 September 1997, relating to the Business ("Fujisawa Patent Licence") and Buyer shall, in the event of an assignment, assume the Fujisawa Patent Licence. In the event that after good faith negotiations among Parent, Buyer and Fujisawa, the parties agree that Buyer, upon assumption of the Fujisawa Patent Licence, will pay a licence fee in excess of 3%, Parent agrees that it will pay for any such fee in excess of 3%. In connection with the payment by Parent of any fee pursuant to this provision, Parent shall ensure that it does not obtain any confidential information from Buyer.

              2.5. Trademarks. Sellers shall sell, transfer, assign, convey and deliver to Buyer all of Sellers' rights, title and interest in the trademark/service mark applications for the Business, which are set forth on Schedule 2.5 (the "Trademarks"), together with the pertaining documents, such as registration and renewal confirmations, trademark agreements and consent letters, etc. "Trademarks" also includes any copyrights and any unregistered trade dress that are owned by Sellers which are associated solely with the Business and (only as to trade dress) currently used on or in association with the Business. "Trademarks" shall not include copyrights and trade dress associated with the divisions, companies or corporate entities of Parent, BM Group or their Affiliates or distributors. "Trademarks" also does not include copyrights and trade dress associated with the Product and also associated with products not being transferred to Buyer.

              2.6. Registrations. Sellers shall sell, transfer, assign, convey and deliver to Buyer all of Sellers' rights, title and interest in the regulatory files and approvals, registrations and governmental authorisations, PLAs (product licence applications), DINs, compliance notices, licences and permits, and any applications to the FDA or the comparable Canadian body or bodies pending at the Closing Date, contractual rights, materials and information relating to FDA and other government or regulatory approvals, all of which relate to the Business and that are held by Sellers, which are set forth on Schedule 2.6 as well as the information contained therein (the "Registrations").

         2.7. Manufacturing Technology and Know-How. Sellers shall sell, transfer and deliver to Buyer the ownership and beneficial interest of BM in all BM manufacturing technology and know-how and trade secrets that is solely and exclusively used in the Business, all as set forth in Schedule
    2.7 (the "Know-How"); and a perpetual, paid-up, irrevocable, royalty-free licence, with right to sub-licence, to use any manufacturing technology and know-how that are used in the Retavase Business (or outside the Territory solely and exclusively with respect to the manufacture of the Active Ingredient or the Product (or a future formulation of the Product) for sale in the Territory) (but not exclusively used thereto or usable for other purposes as well) (the "Know-How Licence"); such licence (and any sublicence thereunder) shall be exclusive for use in the Retavase Business, and the Roche Group (including without limitation the BM Group companies) shall not retain any right to use or licence such know-how for use in the Retavase Business. Except as set forth in Section 2.16, the Roche Group (including without limitation the BM Group companies) retains, and is not transferring hereunder, the exclusive right to use or to licence such licenced manufacturing technology and know-how for use with any other products in or outside the Territory as well as for the Active Ingredient or the Product outside the Territory. The parties hereby acknowledge and agree that Know-How shall not include, and any limitation in the Know-How Licence shall not be binding on Buyer as to, any information Buyer can demonstrate (i) was in the public domain prior to the date of this Agreement or thereafter enters the public domain through no fault of Buyer, its affiliates or their respective representatives, (ii) was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by Parent, Sellers, their affiliates or their respective representatives, (iii) is later lawfully acquired by Buyer from sources other than Parent, Sellers, their affiliates or their respective representatives who are not, to the best of knowledge of Buyer, subject to any legally binding obligation to keep such information confidential, or (iv) independently developed by Buyer without reference to the Know-How or Know-How Licence.

         2.8. Research and Development Materials. Sellers shall sell, transfer and deliver to Buyer copies of all the BM research and development reports existing as of the Closing Date which relate to the Business, a list of which is set forth on Schedule 2.8, and shall grant and deliver to Buyer a perpetual, paid-up, irrevocable, royalty-free licence, with a right to sub-licence, to use any such materials in the Retavase

    Business (the "Research and Development Materials Licence"). Such licence shall be exclusive for use in the Retavase Business (or outside the Territory solely and exclusively with respect to the manufacture of, or the conduct of clinical trials with respect to, the Active Ingredient or the Product in the Territory), and the Roche Group (including without limitation the BM Group companies) shall not retain any right to use or licence such materials for use in the Retavase Business. Except as set forth under
    Section 2.16, the Roche Group (including without limitation the BM Group companies) retains, and is not transferring hereunder, the exclusive right to use or to licence such materials for use with any other products in or outside the Territory as well as for the Active Ingredient or the Product outside the Territory.

         2.9. Clinical Data. Sellers shall sell, transfer and deliver to Buyer a copy of all Clinical Data contained in Seller's clinical databases referring to the Active Ingredient or the Product in the form of the SAS data sets (the "Clinical Data").

        2.10. World-wide Safety Reports. Sellers shall sell, transfer and deliver to Buyer a hard copy and an electronic copy in the form existing as of the Closing Date of all world-wide safety reports of BM and its Affiliates with respect to the Active Ingredient or the Product existing as of the Closing Date (the "World-wide Safety Reports").

        2.11. Marketing and Promotional Documents. Sellers shall sell, transfer and deliver to Buyer all hard copies and electronic copies existing as of the Closing Date of the marketing and promotional documents owned by Sellers, such as customer lists, marketing and promotional plans, documents and materials, field force training manuals and materials, and placebo or demonstration kits that are exclusively used in the Business (the "Marketing and Promotional Documents"). All such documents shall be shipped FOB Sellers' location. To the extent documents exist which contain marketing and promotional materials relating both to the Product in the Territory and to other products or the Product outside the Territory, Sellers shall transfer and not retain all portions of such documents relating to the Product in the Territory to Buyer.

        2.12. Inventory. Sellers shall sell, transfer and deliver to Buyer all inventory consisting of Product (including samples and placebo kits), that are owned by Sellers for the Territory and that have been approved or are subsequently approved as meeting specifications, have a minimum of 12 months of expiration dating and are otherwise saleable in the ordinary and normal course of business as of the Closing Date (the "Inventory"), the prices of which are set forth on Schedule 2.12(a) hereto; the location of which are set forth on Schedule 2.12(b); the quantity of which shall be set forth in a document delivered by Parent at Closing.

        2.13. Assumed Agreements. Subject to consent of the other parties to such agreements, Parent agrees to cause to be assigned, and Buyer agrees to assume, all rights and obligations of Sellers, under the Agreements listed below (the "Assumed Agreements").

      2.13.1. DPM Agreement. The Copromotion Agreement between BMC and The DuPont Merck Pharmaceutical Company, Philadelphia, dated 20 December, 1996 for the copromotion of the Product in the United States of America (the "DPM Agreement").

      2.13.2. PCI Agreement. The Packaging Agreement between BMC and Packaging Coordinators, Inc., Philadelphia, dated 29th June, 1995 for the assembling and packaging of the kits as defined in that agreement (the "PCI Agreement").

      2.13.3. Other Agreements. The agreements set forth on Schedule 2.13.3.

        2.14. Other Assets. Sellers shall sell, transfer and deliver to Buyer
    (i) trade secrets, customer and supplier lists of Sellers to the extent related to the Business and (ii) files of Sellers to the extent related to the Genentech Patent Suits.

        2.15. Tangible Assets. Sellers shall sell, transfer and deliver to Buyer certain tangible assets related solely to the Business as agreed by the parties in good faith prior to the Closing Date to be selected from the list set forth on Schedule 2.15, provided that Sellers shall not be obligated to transfer any such assets not owned by Sellers.

        2.16. Non-exclusive Licences. Subject to Section 3.5, Sellers shall grant and deliver to Buyer a non-exclusive, perpetual, paid-up, irrevocable, unlimited (except as provided in this Agreement) licence in the Territory under the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence and the Research and Development Materials Licence, with the right to sublicence, for use in the human pharmaceutical field.

        2.17. Limitation of Sale of Assets. Buyer expressly acknowledges that the Roche Group is retaining certain information identical to that contained in the Patents, Registrations, Know-How, Research and Development Materials Licence, Clinical Data, World-wide Safety Reports, Marketing and Promotional Documents and the other assets pursuant to Section 2 which is relevant for the research, development, manufacture, control, packaging or release, marketing or sale of products similar or identical to the Active Ingredient or the Product outside the Territory for their own and/or authorised third parties' use outside the Territory. Buyer further expressly acknowledges that except as provided in Section 2.16 the Roche Group is retaining (and are not transferring hereunder) any and all assets used solely in the research, development, manufacture, control, packaging or release, marketing or sale of other products or projects in the Territory or outside the Territory and may use, licence or dispose of such assets in their discretion and Buyer shall not have any right to any such assets.

3.  PURCHASE PRICE

         3.1. Purchase Price. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of Parent contained herein and the representations and warranties of Sellers to be made to Buyer at Closing, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets provided for in
    Section 2 hereof, Buyer will deliver at Closing in full payment for the aforesaid sale, conveyance, assignment, transfer and delivery, the Purchase Price of US $335 million; US $315 million of which shall be paid to Sellers, by bank wire transfer at such banking institutions as have been designated by Parent not less than five (5) days prior to Closing and US$ 20 million of which shall be deposited in an escrow account pursuant to arrangements to be negotiated in good faith by Parent and Buyer prior to the Closing Date. This amount (together with interest thereon) shall be returned to Buyer upon the meeting of manufacturing milestones consistent with the manufacturing arrangements set forth in Section 9.4. In the event such manufacturing milestones are not met by Buyer, such amount shall be paid to Sellers.

         3.2. Allocation of Purchase Price. The parties shall negotiate in good faith an allocation of the Purchase Price.

         3.3. Payment for Inventory. In addition to the Purchase Price according to Section 3.1 above, Buyer shall pay to Parent, acting on behalf of Sellers, in US dollars for the Inventory, based on the quantity document delivered pursuant to Section 2.12 by Parent at Closing; provided that, at the request of Parent, any such payment may be made directly to the relevant Seller. Buyer shall effect such payment by bank wire transfer so that Parent or relevant Seller shall receive it in its designated bank account within 10
    (ten) days from Closing.

         3.4. Refund of Purchase Price. (a) In the event Buyer, without any breach of this Agreement, as a result of (i) a binding determination (including a permanent, temporary or preliminary injunction for so long as such injunction is not stayed or vacated) in connection with the Genentech Patent Suits or (ii) a settlement of the Genentech Patent Suits; provided that such settlement is commercially reasonable for Buyer under the circumstances in absence of Parent's reimbursement obligations pursuant to this Section 3.4:

         (A) becomes unable during the life of the relevant Genentech patents to engage in the manufacture or sale of the Product in the Territory, Parent, acting on behalf of Sellers, shall (1) in the event Buyer's inability to engage in the manufacture or sale of the Product in the Territory continues for a period of three months or less, reimburse Buyer for lost profits during such period in an amount not to exceed the Purchase Price (not including the escrow amount), (2) in the event Buyer's inability to engage in the manufacture or sale of the Product in the Territory continues for a period of greater than three months but less than or equal to six months, Parent shall refund 25% of the Purchase Price (not including the escrow amount) to Buyer, (3) in the event Buyer's inability to engage in the manufacture or sale of the Product in the Territory continues for a period of greater than six months but less than or equal to 12 months, Parent shall reimburse 75% of the Purchase Price (not including the escrow amount) to Buyer and
         (4) in the event Buyer's inability to engage in the manufacture or sale of the Product in the Territory continues for a period of greater than 12 months, Parent shall reimburse 100% of the Purchase Price (not including the escrow amount) to Buyer, in each case net of payments to Buyer made pursuant to the clauses (1), (2) and (3), as the case may be; provided that in the event a binding determination occurs within six months prior to the expiration of the relevant Genentech patent or patents, Parent shall have no obligation to make a further refund of the Purchase Price to Buyer;

         (B) becomes obligated to make payments to Genentech, Inc. or an affiliate thereof (1) for damages (including lost profits) or (2) for a reasonable royalty, in either case by reason of any award or agreement, Parent shall refund to Buyer any such payments actually made by Buyer;

         (C) it being understood that the total payments to Buyer pursuant to paragraphs (A) and (B) above shall in no event exceed 125% of the Purchase Price (and in no event shall include any portion of the escrow amount that has already been returned to Buyer).

    (b) Parent, acting on behalf of Sellers, shall pay 50% of all reasonable fees and expenses of attorneys (who are not employees of Buyer) and fees paid to agents, experts and courts incurred in connection with the defence (including counterclaims, nullity actions, opposition proceedings and appeals) of the Genentech Patent Suits, subject to audit of such fees and expenses by a nationally recognised independent auditor to be mutually agreed to by Parent and Buyer. The statements that are provided by such auditor to Parent setting forth the fees and expenses due shall not reveal any detailed confidential information regarding Buyer's conduct of, or strategy with respect to, the Genentech Patent Suits. Any expenses relating to in-house attorneys shall be paid by the party incurring such expenses.

    (c) Buyer agrees to pursue vigorously the defence of the Genentech Patent Suits, including, subject to applicable law, to pursue in good faith any appeal of an adverse determination thereof.

         3.5. Royalty Payments.

       3.5.1. Buyer shall be required to make royalty payments and other arrangements under the circumstances described below for products other than the Product (and for the Product in the circumstance described in subsection
    (D)(x) of this Section 3.5.1), if following the Closing Date Buyer

          (i) commercialises any product (other than the Product or a future formulation of the Product) using any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence; or

          (ii) sublicences or cross-licences any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions,

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY ASTERICKS (*); AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

          continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence, then the Roche Group shall receive value for such commercialisation, sublicencing or cross-licencing arrangements in accordance with the following principles:

              (A) if Buyer commercialises a product (other than the Product or a future formulation of the Product) that uses any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence Buyer shall pay to the Roche Group an aggregate royalty of [*] of the net sales of such product;

              (B) if Buyer sublicences any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence to a third party in return for a royalty payment, Buyer shall pay to the Roche Group [*] of such royalty payment;

              (C) if Buyer cross-licences any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence to a third party and receives any right to such third party's products or products in development, and Buyer commercialises such products, then Buyer shall pay to the Roche Group an aggregate royalty of [*] of the net sales of such products;

              (D) if Buyer cross-licences to a third party any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in- part), the Know-How Licence or the Research and Development Materials Licence and receives the right to use any of such third party's manufacturing technology, then if such manufacturing technology is

                   (x) specifically applicable to the Product (or a future formulation of the Product) and Buyer obtains a

                       Confidential Treatment Requested

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY ASTERICKS (*); AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                   worldwide sublicence therefor, Buyer shall grant to the Roche Group a non-exclusive, perpetual, paid-up, irrevocable, royalty-free licence for use in the manufacture of the Product (or a future formulation of the Product) outside the Territory;

                   (y) applicable to products other than the Product (or a future formulation of the Product) and Buyer obtains a worldwide licence therefor, the Roche Group shall have the option to receive (1) a non-exclusive, perpetual, paid-up, irrevocable, royalty-free sublicence to such manufacturing technology for use in the manufacture of any such products or
                   (2) [*] of the gross margin benefit achieved by Buyer as a result of Buyer's application of such manufacturing technology to any such products; or

                   (z) applicable to products other than the Product (or a future formulation of the Product) and Buyer obtains a licence therefor limited to the Territory, the Roche Group shall receive [*] of the gross margin benefit achieved by Buyer as a result of Buyer's application of such manufacturing technology to any such products;

              (E) if Buyer enters into any sublicence or cross-licence arrangement in connection with any of the Licenced Patents, the Licenced Patent Applications (and any and all divisions, continuations and continuations-in-part), the Know-How Licence or the Research and Development Materials Licence not specifically described in clauses (A) through (D), Parent and Buyer agree to negotiate in good faith an arrangement based upon the principles set forth above.

       3.5.2. If the Roche Group is entitled to receive payments pursuant to
    Section 3.5.1, Buyer shall promptly inform the Roche Group of its entitlement to such payments and an independent auditor may, upon the request of the Roche Group, be appointed to verify the amount of any such payment properly due to the Roche Group and the Roche Group and Buyer shall implement procedures to ensure that no confidential information is shared between the parties in connection with the calculation or verification of such payments.

                       Confidential Treatment Requested

4.   REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent hereby represents and warrants as follows:

         4.1. Organisation. Parent is a corporation duly organised, validly existing and in good standing under the laws of Bermuda, with full corporate power and authority to consummate the transactions contemplated hereby.

         4.2. Authority. The execution, delivery and performance of this Agreement by Parent have been duly and validly authorised by all necessary corporate proceedings, and this Agreement has been duly authorised, executed, and delivered by Parent and, assuming the enforceability against Buyer, will constitute the legal, valid and binding obligation of Parent, enforceable in accordance with its terms.

         4.3. No Violation or Conflict. The execution, delivery and performance of this Agreement by Parent (a) do not and will not conflict with, violate or constitute or result in a default under any law, judgement, order, decree, the memorandum of association of Parent or any contract or agreement to which Parent or Sellers are a party or by which Parent or Sellers are bound or (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule.

         4.4. No Government Restrictions. Except as required pursuant to the HSR Act or as otherwise contemplated by this Agreement, no consent, approval, order or authorisation of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement by Parent.

         4.5. Title to Assets. Except as set forth in Section 4.5 of the Disclosure Schedule, Sellers have good and marketable title to all the Assets and will, subject to other provisions of this Agreement and the Disclosure Schedule, convey good and marketable title at Closing, free and clear of any and all liens, encumbrances, charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). Except as set forth in Section 4.5 of the Disclosure Schedule, Sellers beneficially own all of the rights, title or other interests to be transferred to Buyer with respect to all the Assets and none of the Assets is leased, rented, licenced, or otherwise not owned by Sellers. Parent also represents that the Roche Group will not retain any copies of customer lists exclusively used in the Business.

         4.6. Patents. The Patents and the patents underlying the Licenced Patents and the patent applications underlying the Licenced Patent Applications have been applied for by and/or granted to BM. Except as disclosed on Section 4.6 of the Disclosure Schedule, to the best of Parent's knowledge (i) the manufacture, use or sale of the Product does not infringe on any other patent in any material respect which would prohibit the manufacture of the Product in the Territory or in Germany or the use or sale of the Product in the Territory; (ii) there are no claims, demands or proceedings instituted, pending or seriously threatened by any third party pertaining to or challenging BM's rights to any Patents or patents underlying the Licenced Patents or any patent application underlying the Licenced Patent Applications; (iii) Parent and Sellers are not aware of any facts which would render any of the Patents or patents underlying the Licenced Patents or any patent application underlying the Licenced Patent Applications, invalid or unenforceable. It is understood that a disclosure made in any section of the Disclosure Schedule is made solely for the purpose of this Agreement and does not imply any acknowledgment of Parent or Sellers that any third party rights exist or that the Product infringes any third party right.

         4.7. Trademarks. Sellers own the Trademarks set forth in Schedule 2.5 which are formally registered or applied. All Trademark applications set forth in Schedule 2.5 have been duly filed and maintained. Except as disclosed on Section 4.7 of the Disclosure Schedule, to the best of Parent's knowledge (i) the use of the Trademarks for the Product in the Territory does not infringe on any other trademark in any material respect which would prohibit the use of the Trademarks for the Product in the Territory, and (ii) there are no claims, demands or proceedings instituted, pending or seriously threatened by any third party pertaining to or challenging Sellers' rights to any Trademark in the Territory.

         4.8. Registrations. All Registrations held by Sellers in the Territory are listed on Schedule 2.6. The Registrations (a) are in the name of Sellers, (b) constitute all licences, permits, approvals, qualifications, and governmental specifications, authorisations or requirements which Sellers have in connection with the marketing and sale of the Product in the Territory, and (c) to the best of Parent's knowledge, constitute all such licences, permits, approvals, qualifications, and governmental specifications, authorisations, and requirements necessary for the marketing and sale of the Product in the Territory as currently conducted by Sellers.

         4.9. Know-How and Know-How Licence. The Know-How and Know-How Licence together with the Buyer's own resources will be sufficient to permit Buyer (or a third party designated by Buyer) to manufacture, control, package or release (as applicable) the Active Ingredient or the Product to the same standards as Sellers currently enjoy or will enjoy as of the termination of the Supply Agreement.

        4.10. Inventory. As of the Closing, the Inventory shall meet the specifications therefor as set forth in the manufacturing documentation and Registrations for such Product with the competent authorities in the country concerned of the Territory. The Inventory will be in good condition, properly stored, having a minimum of 12 months of expiration dating from the Closing Date and in compliance with applicable laws, usable and saleable in the ordinary course of business.

        4.11. Taxes. As of the date hereof, there are no liens for taxes upon the Assets except for liens for current taxes not yet due and payable.

        4.12. Absence of Certain Changes. As of the date hereof and as of the Closing Date and except as set forth on Section 4.12 of the Disclosure Schedule, there has not been any material adverse change in the Assets or the Business and Parent and Sellers are not aware of any facts or circumstances that would have a Material Adverse Effect after Closing.

        4.13. Violations of Law. Except as set forth in Section 4.13 of the Disclosure Schedule or otherwise in this Agreement and the Disclosure Schedule, to the best of Parent's knowledge, the utilisation of the Assets and the conduct of the Business by Sellers (i) does not violate or conflict with any law, governmental specification, authorisation, or requirement, or any decree, judgement, order, or similar restriction in any material respect, or (ii) has not been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any law, other than investigations, inquiries or findings that have not had, or are reasonably likely not to have, a Material Adverse Effect.

        4.14. Financial Information.

        4.14.1. The BM Monthly Sales Statements have been and will be accurate and complete in all material respects, reflect only actual bona fide transactions, are consistent with the accounting records of the BM Group legal entities, contain or will be made to contain information to enable Buyer to determine the nature and amounts of all deductions from gross sales necessary to calculate BM Net Sales, and were and will be prepared in a manner consistent with principles applied under U.S. generally accepted accounting principles (GAAP) consistently applied.

        4.14.2. None of Sellers and their Affiliates have any material liabilities, contingent, absolute, accrued or otherwise, relating to the Assets.

        4.15. Litigation. Except as set forth on Section 4.15 of the Disclosure Schedule or otherwise in this Agreement and the Disclosure Schedule, to the best of Parent's knowledge, the Assets are not the subject of (i) any outstanding judgement, order, writ, injunction or decree of any arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets in a way that would have a Material Adverse Effect, (ii) any pending or, to the best of Parent's knowledge, seriously threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Assets since 1 January 1996. Subject to other provisions of this Agreement, to the best of Parent's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Sellers or Parent with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority that would have a Material Adverse Effect.

        4.16. Sufficiency of Assets. The Patents, Licenced Patents, Licenced Patent Applications, Registrations, Know-How and Know-How Licence being transferred to Buyer are all of the patents, licenced patents, licenced patent applications, registrations, know-how and know-how licences necessary to enable Buyer to produce the Product in the Territory.

        4.17. Conduct of Business. Subject to applicable laws and regulations and the Stock Purchase Agreement, Sellers have conducted the Business in accordance with customary business practices and the 1997 marketing plan or the 1998 marketing plan, as applicable, and have taken all reasonable steps to maintain the Business, including reasonable incentives to maintain the marketing and sales personnel relating to sales of the Product in the United States.

        4.18. Retavase Business. Nothing in this Section 4 shall be construed as a representation or warranty by Parent with respect to the Retavase Business as conducted by Buyer following the Closing Date.

5.   REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants as follows:

         5.1. Organisation. Buyer is a corporation duly organised, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, has all corporate powers and material governmental licences, authorisations, permits, consents and approvals required to carry on its business as currently conducted and has full corporate power and authority to consummate the transactions contemplated hereby.

         5.2. Authority. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorised by all necessary corporate proceedings, and this Agreement has been duly authorised, executed, and delivered by Buyer and, assuming the enforceability against Parent, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms.

         5.3. No Violation or Conflict. The execution, delivery and the performance of this Agreement by Buyer do not and will not conflict with, violate or constitute or result in a default under any law, judgement, order, decree, the articles of incorporation or bylaws of Buyer, or any contract or agreement to which Buyer is a party or by which Buyer is bound.

         5.4. No Government Restrictions. Except as required pursuant to the HSR Act or as set forth in Schedule 5.4 no consent, approval, order or authorisation of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution, delivery and performance of this Agreement by Buyer.

         5.5. Litigation. There are no claims, actions, suits, proceedings or investigations pending or, to the best of Buyer's knowledge, threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

         5.6. Financing. Buyer has received, and furnished a copy to Parent of, a commitment letter signed by Buyer and Morgan Stanley & Co. Incorporated ("Morgan Stanley") in a form satisfactory to Parent (the "Commitment Letter") to provide the financing for the Purchase Price and the Commitment Letter is in full force and effect. Buyer shall have at Closing sufficient funds to pay the Purchase Price.

         5.7. Assets. Buyer is, and/or has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Assets as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to permit it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Buyer has satisfied itself that the Assets will, if transferred to Buyer as provided in Section 2, permit Buyer, together with the activities to be performed by Parent and its Affiliates pursuant to the Supply Agreement, the Transition Services Agreement and the resources to be provided by Buyer, as contemplated by Buyer's plan for the Retavase Business presented to the FTC, to conduct the Retavase Business immediately after the Closing Date.

6.   PARENT'S COVENANTS

         Parent covenants and agrees as follows:

         6.1. Maintenance of Assets/Conduct of Business. Parent agrees that from the date hereof until the Closing Date, except as specifically disclosed in
     Section 6.1 of the Disclosure Schedule or unless otherwise consented to by Buyer in writing, Parent shall, subject to applicable laws and regulations, use its efforts to cause Sellers to preserve the Assets and to conduct the Business in the ordinary course as set forth in the Stock Purchase Agreement. From the closing of the Stock Purchase Agreement, Parent undertakes as follows:

       6.1.1. except as set forth in this Agreement or disclosed on the Disclosure Schedule to cause Sellers and their Affiliates to maintain the Assets in good status and condition and not sell or dispose of any of the Assets except in the ordinary course of business;

       6.1.2. to cause Sellers and their Affiliates to not make or institute any unusual or novel methods of purchase, manufacture, sale, wholesale inventory build-up, management, operation, or other business practice in the conduct of the Business inconsistent with past practices; wholesale inventory build-up at the Closing Date shall not materially exceed two month's supply, except as otherwise agreed by Parent and Buyer;

       6.1.3. to cause Sellers not to enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Business, in each case not in the usual and ordinary course of business and consistent with normal business practices; and

       6.1.4. to inform Buyer promptly of any change in the Assets or the Business that would have a Material Adverse Effect.

         6.2. Compliance with Laws. Except as otherwise disclosed on the Disclosure Schedule, Parent shall comply or begin to remedy any non-compliance or cause Sellers to comply or begin to remedy, any non-compliance upon notification thereof in all material respects with all laws and orders of any court or federal, state, local or other governmental entity applicable to the Assets or the Business except where such that any non-compliance will not have a Material Adverse Effect at or after Closing.

         6.3. Access.

       6.3.1. From and after the date hereof and up to the Closing Date (except as otherwise provided herein) subject to applicable laws and regulations, Parent shall use reasonable efforts to cause Sellers to grant Buyer and its authorised agents, officers, and representatives access to the Assets during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Parent in order to conduct such examination and investigation of the Assets as is reasonably necessary, provided that such examinations shall not unreasonably interfere with the operations and activities of Sellers.

       6.3.2. Parent will not, and will cause Sellers not to, disclose any confidential information relating to the Business to other entities of the Roche Group from and after the closing of the Stock Purchase Agreement up to the Closing Date.

         6.4. Patent Maintenance and Defence. As to any patents and patent applications licenced to Buyer pursuant to this Agreement, Parent shall assume, or cause Sellers to assume the following obligations for the
     Territory: (a) to pay all prosecution cost for any pending patent application; (b) to pay all maintenance fees; (c) to keep Buyer advised of the status of all patent documents embraced by items (a) and (b) above;

     (d) to advise Buyer of any actual or, to the best of Parent's knowledge, potential acts of infringement by any party; (e) to pursue and pay for all available extensions; and (f) not to abandon any patent or patent application underlying the Licenced Patents or Licenced Patent Applications without giving Buyer written notice of at least 6 (six) months in advance of any action toward abandonment in order for Buyer to take responsibility for maintenance of such patent. To the extent Buyer has a licence under this Agreement for a patent of Sellers, Buyer shall be solely responsible for the defence of any patent suit relating to the Product in the Territory. Buyer shall not abandon or interfere with any other aspect of such patents.

         6.5. Sale of Retavase by the Roche Group. During the term of the Supply Agreement the Roche Group will not sell any assets used by the Roche Group to supply Buyer with the Active Ingredient pursuant to the Supply Agreement. If during the one year period following commencement by Buyer or a third party designated by Buyer of the manufacture of the Product for sale in the Territory, the Roche Group desires to sell all of the assets relating solely to the research, development, manufacture, control, packaging or release, marketing or sale of the Active Ingredient and the Product outside the Territory to a third party, the Roche Group shall give written notice to Buyer that the Roche Group desires to effect such a sale. Buyer shall have a 30-day period in which to make an offer (the "Offer") to purchase all of the assets relating solely to the research, development, manufacture, control, packaging or release, marketing or sale of the Active Ingredient and the Product outside the Territory by giving a written notice to Parent or its Affiliate containing the proposed price and any other material terms prior to the expiration of such 30-day period. The Roche Group shall have the right in its sole discretion to accept or reject the Offer. In the event Parent or its Affiliate rejects the Offer, the Roche Group shall have the right to effect a sale of such assets to a third party on substantially the same or more favourable terms from the perspective of the Roche Group as set forth in the Offer.

         6.6. Sales Force. Parent agrees to continue the currently implemented stay-bonus program for the sales and marketing employees of the Business through the earlier of (i) April 20, 1998 or (ii) the Closing Date.

         6.7. Further Assurances. Parent shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Parent, at the request of Buyer, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such deeds, assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provisions of this Agreement.

         6.8. Nonassertion. Notwithstanding the other provisions of this Agreement, the Roche Group shall not assert or cause to be asserted against Buyer, the contract manufacturer of Buyer or any customer of Buyer any cause of action based upon infringement of any patents or patent applications existing as of the Closing Date or patents issuing on such patent applications of the Roche Group based on Buyer's conduct of the Business following the Closing Date. For the avoidance of doubt, nothing shall prevent the Roche Group or Buyer and its Affiliates from using any technology that is in or comes into the public domain.

         6.9. Genentech Disclosure. During the pendency of the Genetech Patent Suits, Parent agrees that the Roche Group (including officers, directors and employees of the Roche Group) will not disclose to any officer, director or employee of Genentech, Inc., unless compelled to disclose by judicial or administrative process or by other requirements of law, any confidential information obtained by the Roche Group in connection with the Corange Transaction (i) relating solely to the Business, or (ii) not relating solely to the Business which would disclose to Genetech, Inc. the application to thrombolytic drugs having essentially the same structure and functionality as Retavase of any of the matters or know-how licenced to Buyer pursuant to Section 2.16; provided that such obligation shall not prevent the Roche Group from disclosing, to the extent necessary, such confidential information to any person who is an officer, director or employee of F. Hoffmann-La Roche Ltd or its Affiliates who is also a director of Genentech, Inc. Information shall not be deemed to be confidential to the extent that such information (i) was in the public domain prior to the date of this Agreement or thereafter enters the public domain through no fault of the Roche Group or its representatives, (ii) was available to the Roche Group on a non-confidential basis, (iii) is later lawfully acquired by the Roche Group from sources other than the Roche Group or its representatives who are not subject to any legally binding obligation to keep such information confidential, or (iv) independently developed by the Roche Group.

        6.10. Control of Genentech, Inc. In the event that (i) the Amended and Restated Governance Agreement between Genentech, Inc. and Roche Holdings, Inc. dated October 25, 1995 allows the Roche Group to control Genentech, Inc. or (ii) the Roche Group obtains 100% of the stock of

         Genentech, Inc., the Roche Group shall cause to be dismissed, with prejudice, the Genentech Patent Suits and shall cause Genentech, Inc. to refrain from instituting any new litigation against Buyer as provided for in the Agreement Containing Consent Order.

                  6.11. Keep Well Agreement. On or prior to the Closing Date, Parent shall enter into a Keep Well Agreement (the "Keep Well") with Roche Holding Ltd in substantially the form set forth in Exhibit D. Parent further agrees that it shall not agree to any modification, amendment or termination of the Keep Well if such modification, amendment or termination shall have any adverse effect upon the ability of Parent to meet its obligations under Section 3.4 and Section 13.7 of this Agreement without the written consent of Buyer.

7.       BUYER'S COVENANTS

                  Buyer covenants and agrees as follows:

                  7.1. Approvals and Registrations for Transfer of Distribution of Products. Following Closing, Buyer shall use all reasonable efforts and, except as otherwise set forth herein, at its own expense obtain as expeditiously as possible such governmental approvals and registrations from the competent regulatory authorities in the Territory, as may be necessary with respect to the conduct of the Retavase Business by Buyer or its designee (other than Parent or an Affiliate of Parent).

                  7.2. Labelling. Following Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to create, and to obtain such approvals of competent government authorities in the Territory necessary for, Buyer's labelling for the Product. Buyer may use the BM Labelling on the Inventory until such Inventory is exhausted, subject to applicable laws and regulations in the Territory. In addition, Buyer may, subject to applicable laws of the relevant countries of the Territory, use the BM Labelling on each Product manufactured by Parent or its Affiliates (including without limitation the BM Group companies) for Buyer until the competent authority approves Buyer's Labelling for use on the Product and Buyer, using all efforts, has obtained sufficient supplies of materials with Buyer's Labelling for use on such Product. Buyer may, however, use the BM Labelling only in connection with clearly identifying Buyer as the responsible person for commercialising the Product in a way approved in advance by Parent, such approval not to be unreasonably withheld. All expenses incurred by Buyer in connection with Buyer's labelling and package design of the Product shall be solely for the account of Buyer.

                  7.3. References to Parent. Other than as set forth in Section
         7.2 above, any reference to Parent or its Affiliates (including without limitation the BM Group companies) or any use of the trademarks, tradenames, or logos of Parent or its Affiliates (including without limitation the BM Group companies) by Buyer in connection with the Product after Closing must be approved by Parent in writing prior to such use unless otherwise required by law or regulation; provided that Buyer may refer to Sellers to the extent necessary to identify Sellers as having previously sold the Product in the Territory. It is understood that the Trademarks do not fall under this provision.

                  7.4. Further Assurances. Buyer shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Parent, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Parent such consents and other instruments in addition to those required by this Agreement, in form and substance satisfactory to Parent, as Parent may reasonably deem necessary or desirable to implement any provision of this Agreement.

                  7.5. Financing. Buyer agrees to use its best efforts to complete the financing referred to in Section 5.6 including, without limitation, to (i) perform all of Buyer's obligations under the Commitment Letter; (ii) take all actions necessary to cause the conditions under the Commitment Letter to be satisfied; (iii) not take any action which would be reasonably expected to cause such conditions not to be satisfied; (iv) not amend or waive any provision of the Commitment Letter without the prior written consent of Parent and (v) enforce its rights against Morgan Stanley & Co. Incorporated under the Commitment Letter.

                  7.6. Notification. If at any time Buyer becomes aware of any facts or circumstances which would be reasonably likely to result in a failure of any condition to Morgan Stanley's obligations under the Commitment Letter, Buyer shall promptly notify Parent in writing describing the same in reasonable detail.

8.       COVENANTS BY BUYER AND PARENT

                  Buyer and Parent covenant and agree as follows:

                  8.1. Assignment of Patents and Trademarks. By or before Closing, Buyer and Parent shall prepare in good faith an assignment pursuant to which Sellers agree the Patents and Trademarks shall be assigned to Buyer. Following Closing, Buyer shall prepare and Sellers shall execute such documents as Buyer may reasonably request in order to assign and record the assignment of the Patents and Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer. Notwithstanding anything contained elsewhere herein, Buyer shall hold Parent and its Affiliates (including without limitation the BM Group companies) harmless from and against any loss or damage, including but not limited to fees, penalties, fines or third party claims, due to Buyer's failure to record any assignment of any such Patents or Trademarks pursuant to this Section 8.1, except if such loss or damage is solely due to the conduct of Parent (including without limitation the BM Group companies).

                  Neither Parent nor any of its Affiliates (including without limitation the BM Group companies) shall be obliged to maintain any Trademark after the Closing. Parent will pay or cause to be paid any fees for renewals of any of the Trademarks as were initiated prior to the Closing. All other renewal and maintenance fees as well as the cost and expenses for defending the Trademarks against infringements by third parties occurring after the Closing Date shall be paid by Buyer. Parent will arrange for the files relating to the Trademarks to be handed over to Buyer without delay after the Closing. Until the termination of the Transition Services Agreement, Parent will promptly notify Buyer of any infringement or threatened infringement of any of the Trademarks coming to its attention and will, if the registration of any of the Trademarks is still in the name of Sellers, at the expense of Buyer take such action against the infringer as Buyer may reasonably request to restrain such infringement, or alternatively authorise Buyer or its nominee to take such action in its own name. In the latter event, Parent or its Affiliates will at Buyer's expense provide reasonable assistance to Buyer.

                  8.2. Assignment of Registrations. Parent and Buyer shall cooperate to ensure that the Registrations shall be assigned to Buyer, except where such assignment may be prohibited by law. At or following Closing, Buyer shall prepare and Sellers shall execute such documents as

         Buyer may reasonably request in order to record the assignment of the Registrations. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto shall be borne solely by Buyer. In addition, Buyer shall pay any user fees associated with any Product that accrues after Closing but prior to transfer of such Registration. Notwithstanding anything contained elsewhere herein, Buyer shall hold Parent and its Affiliates (including without limitation the BM Group companies) harmless from and against any loss or damage, including but not limited to fees, penalties, fines or third party claims, due primarily to Buyer's failure to record any assignment of any such Registrations pursuant to this Section, except if such loss or damage is due primarily to the conduct of Parent and its Affiliates (including without limitation the BM Group companies).

                  8.3. Clinical Studies Transfer. Parent and Sellers shall complete ongoing clinical studies which are scheduled to be completed within two (2) months from the Closing Date and following completion shall provide electronic copies of the relevant Clinical Data and all reports relating to such clinical studies to Buyer. Ongoing clinical studies scheduled to be completed after two (2) months from the Closing Date shall be transferred to Buyer. Parent and Buyer shall cooperate in the transfer of such studies and all other materials related thereto.

                  8.4. Access to Information. Buyer and Parent will, upon reasonable prior notice, make available to the other, to the extent reasonably required for the purpose of assisting Parent or Buyer in obtaining governmental approvals and preparation of tax returns or other filings required by law or regulation relating to the Assets, and prosecuting or defending or preparing for the prosecution or defence of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Parent or any of its Affiliates (including without limitation the BM Group companies) or Buyer relating to the Assets or the Supply Agreement, other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing.

                  8.5. Press Releases. Except as required by applicable law, neither Parent nor Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed. To the extent that any announcement is required by applicable law, Parent and Buyer shall consult with each other in good faith prior to such announcement.

                  8.6. Customer Information. Buyer jointly with Parent or their relevant Affiliates shall be entitled and obliged to announce to the clients in the Territory, the transfer of the Business to Buyer or its relevant Affiliate.

                  8.7. Hospital and Other Purchasing Contracts. Buyer and Parent shall take such actions as are reasonably necessary to cause the assignment to Buyer of hospital and other health services provider purchasing contracts for the purchase of the Product. Those contracts, if any, that relate to the purchase of the Product as well as other products shall be terminated by Sellers with respect to the Product as soon as practicable after closing so as to allow Buyer to enter into new contracts with respect to the Product.

                  8.8. Reconciliation with the Agreement Containing Consent Order; Canadian Filings.

                  8.8.1. If required by the FTC, Parent and Buyer will cooperate with one another and will negotiate in good faith to amend any provision of this Agreement to the extent necessary to make the provisions hereof consistent with the Agreement Containing Consent Order; provided that no such amendment shall be required to be made unless it is acceptable to Buyer and Parent.

                  8.8.2. The parties hereto shall promptly make or cause to be made all filings required or deemed advisable under the Competition Act (Canada). If required by law, the transaction contemplated by this Agreement is contingent upon (i) the issuance under section 102 of the Competition Act (Canada) of an Advance Ruling Certificate or (ii) the expiry of the waiting period under section 123 of the Competition Act (Canada) and receipt of advice in writing by the Director that he has determined not to make an application for an order under section 92 or 100 of the Competition Act (Canada) or to commence an inquiry under section 10 of the Competition Act (Canada). The transaction contemplated by this Agreement is further contingent upon completion of any filings and obtaining of any approvals under the Investment Canada Act if required.

                  8.9.   Genentech Patent Suits.

                  8.9.1. Buyer covenants that, immediately upon Closing, Buyer will undertake, in good faith, control of the full and complete defence of the Genentech Patent Suits. Parent represents and Buyer acknowledges that the Assets to be transferred to Buyer pursuant to this Agreement include all assets that are currently utilised by BM in its defence of the Genentech Patent Suits, to the extent such assets are owned by the BM Group at Closing. Buyer undertakes in good faith to not abandon or make any concessions in the defence of the Genentech Patent Suits in Germany which affects the ability of Parent or any of its Affiliates (including without limitation the BM Group companies) to manufacture or sell the Active Ingredient or the Product or any product made therewith outside the Territory or any other product or research or development project in or outside the Territory. Buyer shall retransfer control of defence of the Genentech Patent Suits in Germany immediately upon commencement by Buyer of the manufacture of the Product outside Germany in the event such suits are still pending at that time.

                  8.9.2. Parent undertakes that during the pendency of the Genentech Patent Suits (or any appeals relating to such suits), Parent will take all steps to make available to Buyer (i) such employees of the Roche Group that are knowledgeable with respect to the matters at issue in the Genentech Patent Suits (including without limitation the BM Group companies) and (ii) such relevant files of the BM Group (which exist as of the Closing Date and which Parent undertakes to preserve) that Buyer may reasonably require in connection with the defence of the Genentech Patent Suits for such period of time as may be reasonably required by Buyer. In particular, Parent agrees that with respect to Stefan Fischer, Ulrich Konert, Anne Stern, Siegfried Schreiner, and Claus-Jorg Rutsch, Parent will ensure that, for such period of time as such individuals are employed by the Roche Group, the availability of such individuals to Buyer in connection with the Genentech Patent Suits shall not be interfered with by reason of their employment with the Roche Group. In addition, to the extent that such individuals are not employed by the Roche Group, Buyer or its Affiliates, Parent shall pay all reasonable direct out-of-pocket expenses (and reasonable fees, if permissible) of any such individual who participates in the defence of the Genentech Patent Suits incurred in connection therewith. Parent further agrees that it will take no adverse action against any employee of the Roche Group based on such employee's provision of assistance or information to Buyer pursuant to this Section 8.9.2. Parent also agrees that, to the extent relevant and necessary, it will not enforce any confidentiality agreement against an employee of the Roche Group that would otherwise prevent or hinder such employee from cooperating with or providing information to Buyer pursuant to this Section 8.9.2.

                  8.10. Transition Services. On or prior to the Closing Date, Buyer and Parent or their Affiliates shall enter into the Transition Services Agreement substantially in the form attached as Exhibit A hereto.

                  8.11. Returns. For a period of two years following the Closing Date, Sellers shall be responsible for all returns of the Product within the Territory with respect to lot numbers shipped prior to the Closing Date, provided that following the Closing Date, Buyer shall not engage in any action (other than pricing of the Product) to induce any purchaser of the Product to return Product sold prior to the Closing Date; provided, however, that to the extent returns of Product result from changes in pricing by Buyer, Buyer shall be responsible for such returns. For Product shipped after the Closing Date, Buyer shall be responsible for all returns of the Product within the Territory.

                  8.12. Chargebacks and Rebates. Sellers shall be responsible for all chargebacks and rebates which are reported within 60 days following the Closing Date. Buyer shall be responsible for all chargebacks and rebates which are reported after 60 days following the Closing Date.

                  8.13. Confidentiality. The Confidentiality Agreement (the "Confidentiality Agreement") between F. Hoffman-La Roche Ltd and Buyer dated as of October 14, 1997, as it applies to Parent and its Affiliates, is hereby incorporated by reference into this Agreement.

                  8.14. Consents. Each of Parent, Sellers and Buyer agree to cooperate in good faith to obtain any consents from third parties relating to the assignment of existing contracts.

                  8.15. Cooperation on Safety Reports. Following the Closing Date for so long as Sellers and Buyer continue to market the Product, each of Sellers and Buyer agree promptly to provide the other party with all information received by it in connection with the occurrence of serious or unexpected events relating to the Product.

                  8.16. Manufacturing Improvements. Parent agrees that if, during the term of the Supply Agreement, the Roche Group implements any improvement in the manufacturing technology and know-how used in the manufacture of the Active Ingredient or the Product, it shall grant to Buyer a perpetual, paid-up, irrevocable, royalty-free, non-exclusive licence, with right to sub-licence, any such improvement for use in manufacture of the Active Ingredient or the Product for sale in the Territory.

                  Buyer agrees that if, during the term of the Supply Agreement, Buyer or its assignee implements any improvement in the manufacturing technology and know-how used in the manufacture of the Active Ingredient or the Product, it shall grant to the Roche Group a perpetual, paid-up, irrevocable, royalty-free, non-exclusive licence, with right to sub-licence, any such improvement for use in manufacture of the Active Ingredient or the Product for sale outside the Territory.

                  8.17. Importation. Each of Parent and Buyer agrees that, subject to applicable law, it will not actively support the importation of the Product into the Territory in the case of Parent and Sellers and outside the Territory in the case of Buyer.

                  8.18. Product Recall; Product Liability. Parent and Buyer agree that in the event prior to the Closing Date of a major recall of the Product or the occurrence of material product liability issues in connection therewith which affect the viability of the Business, Parent and Buyer will negotiate in good faith with respect to an adjustment of the Purchase Price.

                  8.19. Confirmation of Financing. Upon the written request by Parent at any time and from time to time, (a) Buyer shall use its best efforts to obtain (and deliver to Parent within 5 business days after such request) a waiver by Morgan Stanley in the form set forth in Exhibit C hereto, in favor of Buyer, of any right to terminate the Commitment Letter or to assert that any condition to Morgan Stanley's obligations under the Commitment Letter has not been satisfied at the time of such waiver, based upon facts and circumstances at the time of such waiver which are publicly known or, after due inquiry by Morgan Stanley, known to Morgan Stanley and (b) in the event Morgan Stanley fails or refuses to provide such waiver within such period, Buyer shall deliver to Parent within 6 business days after such request a full written explanation of such failure or refusal and the reasons therefor.

9.       MANUFACTURING

                  9.1. Supply Agreement. Consistent with the terms of the Agreement Containing Consent Order, on or prior to the Closing Date, Parent and Buyer or their Affiliates shall enter into the Supply Agreement for the supply of the Product (as that term is defined in Section 1.3 of the Supply Agreement) substantially in the form attached hereto as Exhibit B.

                  9.2. Parent's Representations and Warranties for its Supplies. As provided in the Supply Agreement:

                  Parent shall make representations and warranties to Buyer that the bulk labelled lyophilized vials or bulk Active Ingredient that is manufactured by the Roche Group (including without limitation the BM Group companies) for Buyer pursuant to the Supply Agreement meets the FDA and DHC approved specifications therefor. Parent shall agree to indemnify, defend and hold Buyer harmless from any and all suits, claims, actions, demands, liabilities, expenses or losses that may be alleged to result from the failure of the bulk labelled lyophilized vials or bulk Active Ingredient manufactured by the Roche Group for Buyer pursuant to the Supply Agreement to meet FDA and DHC specifications. This obligation shall be contingent upon Buyer giving Parent prompt, adequate notice of such claim, cooperating fully in the defence of such claim, and permitting Parent to assume the sole control of all phases of the defence and/or settlement of such claim, including the selection of counsel. This obligation shall not require Parent to be liable for any negligent act or omission of Buyer or for any representations and warranties, express or implied, made by the Buyer that exceed the representations and warranties made by Parent to Buyer.

                  9.3. Technology Transfer. To the extent Buyer undertakes the manufacture of the Product in the Territory and subject to the obligations under the Supply Agreement, upon reasonable notice and request from Buyer, the Roche Group (including without limitation the BM Group companies) shall provide to Buyer or a third party contract manufacturer designated by Buyer in a timely manner: (a) for a period not to exceed four years following the Closing Date, assistance and advice to enable Buyer or a third party contract manufacturer designated by Buyer to obtain all necessary approvals to manufacture the Product for sale in the Territory; (b) for a period not to exceed one (1) year from the date of such approvals, assistance to enable Buyer or a third party contract manufacturer designated by Buyer to manufacture the Product in substantially the same manner and quality employed or achieved by Sellers as of the date Buyer obtains such approvals; and (c) until the date of such approvals (or earlier if Buyer abandons its efforts to obtain such approvals), consultation with knowledgeable employees of the Roche Group and training at the request of and at the manufacturing facility of Buyer or a third party contract manufacturer designated by Buyer (or of the Buyer's choosing), sufficient to satisfy the management of Buyer that its personnel (or the personnel of a third party contract manufacturer designated by Buyer) are adequately trained in the manufacture of the Product for sale in the Territory. Such assistance shall include on-site inspections, at Buyer's request, of the facility that is producing the Active Ingredient for supply under the Supply Agreement. Parent shall be entitled to reimbursement from Buyer for all the Roche Group's direct out-of-pocket expenses incurred in providing the services and assistance described above. Buyer shall be responsible for the construction of the facilities associated with the manufacture of the Product.

              9.4. Approvals. In the manner and form required by the Agreement Containing Consent Order, Buyer shall submit to the FTC a certification attesting to the good faith intention of Buyer, including a plan of Buyer, to obtain in an expeditious manner all necessary approvals to manufacture the Product for sale in the Territory. Furthermore, in accordance with the terms of the Agreement Containing Consent Order, Buyer shall submit to the trustee appointed pursuant to the Agreement Containing Consent Order, periodic verified written reports setting forth in detail the efforts of Buyer to sell the Product obtained pursuant to the Supply Agreement in the United States and to obtain all approvals necessary to manufacture the Product for sale in the Territory. The first such report shall be submitted within sixty (60) days from the date this Agreement is approved by the FTC and every ninety (90) days thereafter until all necessary approvals are obtained by Buyer for manufacturer of the Product for sale in the Territory. Buyer shall also report to the FTC and the trustee referred to above within ten (10) days of its ceasing the sale in the United States of the Product obtained pursuant to the Supply Agreement for any time period exceeding sixty (60) days or abandoning its efforts to obtain all necessary approvals to manufacture the Product for sale in the Territory.

10.      CONDITIONS PRECEDENT TO CLOSING

             10.1. Conditions to Obligations of Buyer and Parent. The obligations of Buyer and Parent to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions:

             10.1.1. No provision of any applicable law or regulation and no judgement, injunction, order or decree shall prohibit the consummation of the Closing.

             10.1.2. Agreement Containing Consent Order. The Agreement Containing Consent Order (in the form provided to Buyer) shall have been accepted for public comment by the FTC, and the transactions contemplated by this Agreement shall be permitted under the terms of the Agreement Containing Consent Order.

             10.1.3. To the extent required by law or as deemed advisable by the parties, an Advance Ruling Certificate under section 102 of the Competition Act (Canada) shall have been issued for the transaction contemplated by this Agreement or the waiting period under section 123 of the Competition Act (Canada) shall have been expired and advice in writing by the Director shall have been received that he has determined not to make an application for an order under section 92 or 100 of the Competition Act (Canada) or to commence an inquiry under section 10 of the Competition Act (Canada) and the transaction contemplated by this Agreement shall have obtained of any approvals under the Investment Canada Act if required; provided that if all other conditions shall have been satisfied, Parent and Buyer agree to close that portion of the transaction pertaining to the United States prior to the satisfaction of the conditions set forth in this Section and to close that portion of the transaction pertaining to Canada at such later date, and on terms and conditions, as mutually agreed.

             10.1.4. The Corange Transaction shall have been consummated in accordance with the terms of the Stock Purchase Agreement.

             10.1.5. Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

             10.2. Conditions to Obligations of Buyer. The obligation of Buyer to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer);

             10.2.1. Representations and Warranties. The representations and warranties made by Parent in this Agreement shall have been true and correct (without regard to materiality or Material Adverse Effect qualifications set forth therein) as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date, except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date, and except for breaches of any such representations or warranties that would not have, individually or in the aggregate, a Material Adverse Effect. Each Seller shall have delivered to Buyer at Closing a representation and warranty that each of Parent's representations and warranties in Section 4 with respect to such Seller were true and correct as of the date thereof, and such representation and warranty shall be true and correct as of the Closing Date except for breaches that would not have, individually or in the aggregate, a Material Adverse Effect.

             10.2.2. Performance. Parent shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

             10.3. Conditions to Obligations of Parent. The obligation of Parent to complete the transactions contemplated hereby is subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Parent):

             10.3.1. Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects as of the Closing Date with the same force and effect as though said representations and warranties had been made on the Closing Date (except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date).

             10.3.2. Performance. Buyer shall have performed and complied in all material respect with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

11.      THE CLOSING

            11.1. The Closing. Subject to the satisfaction of all of the conditions to each party's obligations set forth in Section 10 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists) and subject to Section 12.1.2, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9 a.m. (local time) on the first business day which is at least 30 days following public announcement of this Agreement (assuming the last condition precedent under Section 10 herein above has been fulfilled) or earlier or later, if mutually agreed by the parties, in accordance with the Agreement Containing Consent Order and any applicable law or regulation (the "Closing Date") at the offices of Parent in Hamilton, Bermuda. The transfer of the Assets shall be deemed to have occurred as of 0.01 a.m. of the Closing Date.

            11.2. Deliveries by Parent. At Closing, Parent shall deliver or cause to be delivered to Buyer:

            11.2.1. the conveyance, assignment, and assumption agreement with respect to the Assets and the Assumed Agreements and all obligations and responsibilities associated therewith;

            11.2.2. the assignments of the Patents and Trademarks as set forth in Section 8.1;

            11.2.3. the assignments of the Registrations as set forth in Section 8.2;

            11.2.4. the Supply Agreement;

            11.2.5. the Transition Services Agreement;

            11.2.6. the Inventory and the statement of the quantity of the Inventory as set forth in Section 2.12;

            11.2.7. to the extent available and practicable, hard copies of the documents as set forth in Section 2 herein above; all such documents, which cannot be delivered to Buyer at Closing, shall be delivered by Parent to Buyer as soon as practicable after Closing;

            11.2.8. except as otherwise provided herein, such agreements, licences, notices, and authorisations as may be necessary and sufficient to permit Buyer to use or operate under the Registrations (if legally permissible) and Know-How and that Buyer has requested from Parent;

             11.2.9.   a receipt for the Purchase Price; and

             11.2.10. the licences or sublicences set forth in Sections 2.2, 2.3, 2.7, 2.8 and 2.16.

             11.3. Deliveries by Buyer. At Closing, Buyer shall deliver or cause to be delivered to Parent:

             11.3.1. the Purchase Price payable in accordance with Section 3.1; and

             11.3.2. the conveyance, assignment and assumption agreement with respect to the Assets and the Assumed Agreements and all obligations and responsibilities associated therewith;

             11.3.3.   the Supply Agreement; and

             11.3.4.   the Transition Services Agreement;

             11.4. Effects of Closing. Upon Closing the ownership of the Assets as well as the full responsibility for the use of the Assets and the conduct of the Business comprising the use of the Assets shall pass from Sellers to Buyer. Sellers shall remain exclusively responsible for the conduct of the Business prior to Closing (including any consequences therefrom which may appear after the Closing). Buyer shall be exclusively responsible for the conduct of the Retavase Business from Closing. Buyer acknowledges that as per the Closing the product liability insurance of Sellers will terminate on the Closing Date and Buyer shall be responsible for proper insurance of the product liability and other risks relating to the Retavase Business. The Closing shall further have the other effects provided for in this Agreement.

12.      TERMINATION

             12.1. Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing
         Date:

             12.1.1.   By the mutual written consent of Parent and Buyer;

             12.1.2. By either Parent or Buyer if Closing shall not have occurred on or before April 20, 1998; or

             12.1.3. By either Parent or Buyer if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgement of any court or governmental body having competent jurisdiction.

             12.1.4. By either Parent or Buyer if there has been a material violation or breach by the other party of any of the agreements, representations or warranties contained in this Agreement that has not been waived in writing, or if there has been a material failure of satisfaction of a condition to the obligations of the other party that has not been waived in writing, and such violation, breach, or failure has not been cured within fifteen (15) days (but in no event later than April 20, 1998) of written notice to the other party; or

             12.2. Effect of Termination. If this Agreement is terminated pursuant to this Section 12, all obligations of Parent and Buyer under this Agreement shall terminate without further liability of Parent or Buyer except (a) for the obligations of Buyer and Parent under Sections 8.13, 15, and 16.2; and (b) that such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement.

             12.3. Termination by the FTC. (a) As set forth in Paragraph II.B.9 of the Agreement Containing Consent Order, the FTC may terminate this Agreement if Buyer: (i) voluntarily ceases for sixty (60) days or more the sale in the United States of, or otherwise fails to pursue good faith efforts to sell, the Product obtained pursuant to the Supply Agreement prior to obtaining all necessary FDA approvals to manufacture its own Product for sale in the United States; (ii) fails to pursue good faith efforts to obtain all necessary FDA approvals to manufacture, or have manufactured by third parties other than Parent or its Affiliates, its own Product for sale in the United States; or (iii) fails to obtain all such FDA approvals within four (4) years from the date the FTC grants final approval to the Agreement Containing Consent Order; provided, however, that this time period may be extended as provided in Paragraph II.B.9 of the Agreement Containing Consent Order. If this Agreement is terminated in accordance with the provisions of this section, the Assets shall revert back to Sellers and shall be divested in the manner provided in Paragraph IV of the Agreement Containing Consent Order.

                  (b) In the event the FTC withdraws its acceptance of the Agreement Containing Consent Order after expiration of the sixty (60) day public comment period referred to in paragraph 4 of the Agreement Containing Consent Order, this Agreement shall forthwith become null and void and the Buyer shall immediately transfer back to Sellers all assets, properties and rights conveyed to it hereunder and, upon receipt of said assets, properties and rights, Sellers shall pay to Buyer the Purchase Price. Buyer agrees that (i) during the pendency of the sixty (60) day public comment period it shall, subject to its sale of inventory purchased under the Supply Agreement, preserve intact all assets, properties and rights conveyed to it hereunder and shall take no action that would individually or in the aggregate have a material adverse effect on those assets and (ii) Buyer and its Affiliates will not disclose any confidential information concerning the Retavase Business; provided that information shall not be deemed to be confidential that Buyer can prove (A) was in the public domain prior to the date of this Agreement or thereafter enters the public domain through no fault of Buyer, its Affiliates or their respective representatives, (B) was available to Buyer on a non-confidential basis prior to its disclosure to Buyer by Parent, Sellers, their Affiliates or their respective representatives, (C) is later lawfully acquired by Buyer from sources other than Parent, Sellers, their Affiliates or their respective representatives who are not, to the best of knowledge of Buyer, subject to any legally binding obligation to keep such information confidential, or (D) independently developed by Buyer without reference to confidential information covered hereunder.

13.      SURVIVAL; REMEDIES; CLAIMS; INDEMNIFICATION

                13.1. Remedy for Breach. After the Closing, the sole and exclusive remedy of Buyer and Parent for any breach or inaccuracy of any representation or warranty under this Agreement by the other party hereto or by Sellers shall be the remedies contained in this Section 13 and shall be enforceable only as provided in Section 15.1. Any claims that a party may have arising out of the other party's or Sellers' breach of its representations and warranties hereunder shall be notified to the other party no later than 12 (twelve) months following Closing (without affecting either party's right to start arbitration proceedings in accordance with Section 15.1 thereafter if the notification for the pertaining matter has been given prior to the expiration of such 12 month period). Parent and Buyer agree to use all reasonable efforts to mitigate any loss or damage for which they may seek a remedy under this Article 13.

                13.2.   Indemnification by Parent.

                13.2.1. Claims. Subject to the limitations set forth in Section 13.2.2, Parent shall indemnify Buyer and its Affiliates against and agrees to hold Buyer and its Affiliates harmless from any and all damage, loss, liability, third party claims, and expense (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Buyer or its Affiliates) incurred or suffered by Buyer or its Affiliates arising out of (a) any breach of a representation or warranty or covenant made by Parent or Sellers herein, (b) the maintenance of the Assets by Sellers prior to Closing or (c) the conduct of the Business by Parent or its Affiliates prior to Closing (collectively, "Indemnifiable Claims").

                13.2.2. Limitations. Notwithstanding anything to the contrary set forth elsewhere herein, Buyer and its Affiliates shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim for breaches of representations and warranties asserted pursuant to Section 13.2.1(a) unless the amount of Damages with respect to such Indemnifiable Claim exceeds US$500,000. However, Parent shall in no event be required to pay Buyer and its Affiliates more than 33% of the Purchase Price in respect of aggregate Damages for Indemnifiable Claims for breaches of representations and warranties asserted pursuant to
         Section 13.2.1(a).

                13.3. Indemnification by Buyer. Buyer shall indemnify Parent and its Affiliates (including without limitation the BM Group companies) against and agrees to hold Parent and its Affiliates harmless from any and all Damages (including without limitation reasonable expenses of investigation and attorneys' fees and expenses in connection with any action, suit or proceeding brought against Parent or its Affiliates) incurred or suffered by Parent or its Affiliates arising out of (a) any breach of a representation or warranty or covenant made by Buyer herein; (b) the conduct of the Retavase Business by Buyer and its Affiliates from Closing or (c) the use of the licences granted pursuant to Section 2.16 of this Agreement (collectively, "Indemnifiable Claims"). Notwithstanding anything to the contrary set forth elsewhere herein, Parent and its Affiliates shall not be entitled to indemnification hereunder with respect to any Indemnifiable Claim for breaches of representations and warranties asserted pursuant to this Section 13.3 unless the amount of Damages with respect to such Indemnifiable Claim exceeds US$ 500,000, provided that such limitation shall not apply to a breach by Buyer in connection with Buyer's obligations pursuant to Sections 3.1 and 3.3.

                13.4. Notice. A party seeking indemnification or to be held harmless pursuant to Section 13.2 or 13.3 (an "Indemnified Party") shall give prompt notice to the party from whom such relief is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which relief is or may be sought hereunder (whether or not the limits set forth in Section 13.2.2 and Section 13.3 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such notice shall not relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby).

                13.5. Participation in Defence. The Indemnifying Party may, at its expense, participate in or assume the defence of any such action, suit or proceeding involving a third party. In such case the Indemnified party shall have the right (but not the duty) to participate in the defence thereof, and to employ counsel, at its own expense, separate from counsel employed by the Indemnifying Party in any such action and to participate in the defence thereof. The Indemnifying Party shall be liable for the fees and expenses of one firm as counsel (and appropriate local counsel) employed by the Indemnified Party if the Indemnifying Party has not assumed the defence thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall, and shall cause their respective Affiliates to, cooperate in the defence or prosecution thereof and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                13.6. Settlements. The Indemnifying Party shall not be liable under this Section for any settlement effected without its consent of any claim, litigation or proceedings in respect of which relief may be sought hereunder, unless the Indemnifying Party refuses to acknowledge liability for indemnifying or holding the Indemnified Party harmless under this Section 13 and/or declines to defend the Indemnified Party in such claim, litigation or proceeding.

                13.7. Other Claims. In the event that any third party (including Genentech) commences (in the Territory or in Germany) a patent infringement action (with respect to a patent that has been issued or a patent application that has been published as of the date hereof) with respect to the Product in the Territory, Buyer shall be solely responsible for the control of the defence of such action and Buyer further covenants to undertake, in good faith, the full and complete defence of any such action. Buyer shall not abandon or make any concessions in the defence of such patent suits which affect Parent's or its Affiliates' ability to manufacture or sell the Active Ingredient or any product made therewith outside the Territory or any other products or research or development projects in or outside the Territory. Parent shall reimburse Buyer with respect to such actions in the same manner and to the same extent as set forth in Section 3.4 hereof, provided, that (i) if the action has been instituted by Genentech, Inc. or a subsidiary or licensee of Genentech, Inc., Parent shall not be obligated to make any payment to Buyer as a result of any settlement thereof unless such settlement is commercially reasonable for Buyer under the circumstances in absence of Parent's reimbursement obligations pursuant to this
         Section 13.7 and (ii) in the case of any other action, Parent shall not be obligated to make any payment to Buyer as a result of any settlement thereof unless in the judgement of Parent such settlement is reasonable under the circumstances.

14.      NOTICES

         Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Parent or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

         If to Buyer, to:

         Centocor, Inc.
         200 Great Valley Parkway
         Malvern, PA 19355-1307
         Attention: Corporate Secretary
         Fax: 610-651-6331
         if to Parent, to:

         Roche Healthcare Limited
         P.O. Box HM 905
         Hamilton HM DX
         Bermuda
         Attention: President
         Fax: ++1 441 295-4165

         with a copy to:

         F. Hoffmann-La Roche Ltd
         CH-4070 Basel, Switzerland
         Attention: Corporate Law Department
         Fax: ++41 61 688 1396

15.      ARBITRATION AND GOVERNING LAW

                15.1. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute, controversy, or claims arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration, to the exclusion of any courts of law, in accordance with the Rules of Arbitration of the International Chamber of Commerce as in force at the time when initiating the arbitration. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Hamilton, Bermuda. The language to be used in the arbitral proceedings shall be English. The arbitration decision shall be final and binding upon the parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award rendered pursuant to it shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards signed in New York as of 10 June, 1958. The party to whom a favourable ruling is awarded shall be entitled to reimbursement of all its reasonable costs and expenses in arbitration by the other party.

                15.2. The present Agreement shall be subject to the substantive law of Bermuda (regardless of its or any other jurisdiction's choice of law principles).

16.      ADDITIONAL TERMS

                16.1. Brokers. Buyer represents to Parent that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Parent upon consummation of the transactions contemplated hereby. Parent represents to Buyer that it has not employed any such person in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

                16.2. Expenses, Taxes and Fees. Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Any possible value added, excise or transfer taxes or merger control filing fees or similar filing fees levied in connection with the present Agreement shall be paid and borne solely by Buyer and are not included in the Purchase Price or the payment for the inventory according to Section 3.

                16.3. Entire Agreement. This Agreement, the Exhibits, the Schedules (including Disclosure Schedule), and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

                16.4. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the written consent of the other party.

                16.5. Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorised officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

                16.6. Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Parent and a counterpart has been signed by Parent and delivered to Buyer.

                16.7. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         IN WITNESS WHEREOF, this Agreement has been signed by duly authorised representatives of each of the parties hereto as of the date first above written.

Roche Healthcare Limited                    Centocor, Inc.



By /s/ John R. Talbot                       By  /s/ David P. Holveck
   ---------------------------                  ---------------------------
Name  John R. Talbot                        Name  David P. Holveck
     -------------------------                   --------------------------
Title: President                            Title: Chief Executive Officer
      ------------------------                    -------------------------

List of Exhibits
----------------

                                                                  Exhibit 10.35

                                                                  Exhibit A
                                                                  ---------


                         TRANSITION SERVICES AGREEMENT


     THIS TRANSITION SERVICES AGREEMENT (the "Agreement") is made and entered into on ____________ ,1998 by and between Boehringer Mannheim Corporation ("Seller") on the one hand and Centocor, Inc. ("Buyer") on the other hand.

     WHEREAS Roche Healthcare Limited ("Parent") and Buyer have entered into an Asset Purchase Agreement dated February 11, 1998 (the "Asset Purchase Agreement") relating to RETAVASE (the "Product"), and

     WHEREAS the parties agree that Buyer or its Affiliates shall take over the distribution of the Product as soon as possible when Buyer or its Affiliate has obtained the pertaining necessary government approvals for the distribution of the Product. Parent and Buyer have agreed in the Asset Purchase Agreement that Parent or its Affiliates shall provide certain transition services to Buyer or its Affiliates for the Product under a transition services agreement for a certain transition period after Closing.

Now, therefore the parties hereto agree as follows:

ARTICLE 1.     DEFINITIONS

1.1. "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc. and its subsidiaries shall not be considered an Affiliate of Parent.

1.2. "Fully Loaded Costs" means all direct expenses and, with respect to time spent on a project by employees, an hourly rate which equals salary (including benefits) plus overhead allocated on the basis of time spent.

1.3. "Net Sales" means gross sales occurring after the Closing Date after deduction of returns, distributor discounts, sales rebates (price reduction) and volume (quantity) discount as well as sales taxes (e.g. value added taxes) and other taxes directly linked to the sales (e.g. excise taxes) attributed to those sales.

1.4. "Services Fee" means a rate which equals 4% of Net Sales for the first month, 3% of Net Sales for the second month and 2% of Net Sales for the third month (and thereafter) following the Closing Date.

1.5. "Services" means any and all services with respect to the Product provided by Seller to Buyer pursuant to this Agreement.

1.6. "Territory" means the United States and Canada and respective possessions or territories.

1.7. Other Terms.    The term "Product" as well as other defined terms used
     herein and not defined above shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.


ARTICLE 2.     RESPONSIBILITY OF PARTIES

2.1. Provision of Services.     Subject to the terms hereof, Seller and/or its
     designated Affiliate(s) shall (a) cooperate with Buyer or its Affiliate and assist in the orderly transition of the Business in the Territory to Buyer, and (b) provide the Services described herein that are requested by Buyer.

2.2. Cooperation and Assistance.     Seller or its designated Affiliate(s) shall
     make available knowledgeable employees/the individuals identified on
     Schedule I, or their qualified designees, for consultation with Buyer's representatives who shall be designated in writing to Seller via telephone, correspondence or in person at Seller's or its designated Affiliate's facilities for the purpose of conveying and transferring information relating to the operation of the Business in the Territory. Such consultation shall occur for reasonable periods of time upon reasonable notice during normal business hours. Seller may appoint substitutes for the individuals listed on Schedule I. Notwithstanding any other provision of this Agreement, the individuals listed on Schedule I (or their substitutes) shall be available for reasonable consultation but only for a period of six
     (6) months following Closing.

2.3. Distribution Agency Services.      With respect to the Product in the
     Territory, Seller or its designated Affiliate(s) shall provide all services (including warehousing and distribution, order taking, shipping, invoicing and collecting) customarily performed by a distribution agent and as currently conducted by Seller in connection with the sale of the Product in the Territory, including the following:

     (a) accepting orders and invoicing purchasers on behalf of Buyer;
     (b) processing all Product returned by customers in accordance with Section 3 of this Agreement;
     (c) order entry and billing services;
     (d) recording sales and collecting amounts due in accordance with Section 4 of this Agreement;
     (e) making appropriate payments for charge-backs and rebates subject to
         Section 3.1; and
     (f) customer complaint and inquiry services;

     it being understood that in providing such services Seller and/or its Affiliates shall continue to use certain tangible assets not transferred to Buyer at Closing including, without limitation, AUDIUS system, electronic mail, computer hardware and call reporting.

2.4. Customer Information. In order to inform customers of the transfer of the Business to Buyer, and otherwise transition same, Seller and/or its Affiliates and Buyer shall notify all contracted customers, trade customers and wholesalers of the transfer of the Product to Buyer by a method and at a time mutually agreed to by the parties. Notice to wholesalers shall allow adequate transition time for the wholesalers. The parties hereby agree that Seller and its Affiliates shall not be responsible for providing Buyer with any sales or promotion support.

2.5. Government Contracts. The parties shall mutually agree on the timing and method of notifying applicable federal agency customers and the Health Care Financing Administration ("HCFA") of the sale of the Product to Buyer, and shall take whatever action is necessary to simultaneously add the Product to Buyer's federal supply schedule and Medicaid rebate agreement and delete the Product from the federal supply schedule and Medicaid rebate agreement of Seller or its Affiliates, as applicable.

2.6. Reports. Seller shall submit in writing to Buyer (i) within four (4) business days after the end of each month a report setting forth total Sales, and (ii) within fifteen (15) days after the end of each calendar month a report as set forth on Schedule II and such other information as Buyer shall reasonably request and that the BM Group had in place prior to the Closing Date.

2.7. NDC Numbers. Promptly following the Closing, Buyer shall take any and all action necessary to change the National Drug Code number for the Product, which change shall be implemented under Section 7.1 of the Asset Purchase Agreement; and if such number shall be obtained during the term of this Agreement, the parties will discuss the appropriate implementation thereof with respect to the Services provided hereunder. Payments with respect to rebates shall be consistent with the Asset Purchase Agreement.

2.8. Payment of Net Sales. Four days following the end of each month, Seller will wire transfer to Buyer an amount equal to total Net Sales collected for such month less the amount of the Services Fee portion of the fee calculated for such month under Section 5.2.

2.9. Medical Safety and Reporting. Following Closing, Buyer, will be responsible to provide all drug safety services for the Product in the Territory, such as handling medical and safety inquiries regarding the Product, receiving adverse event inquiries and report preparation, and the preparation and submission of two required quarterly reports, namely the Drug Safety Periodic Report and the Drug Safety Increased Frequency Report. Buyer represents to Seller that it will employ a trained physician to handle such inquiries and report preparation and filing. Following Closing, Seller and Buyer shall cooperate in good faith, as defined by the regulatory and drug safety reporting transition teams, to respond to all such questions, calls or inquiries. Seller shall during the term of this Agreement forward medical safety information concerning the Products in the Territory received by Seller or its Affiliates to Buyer.


ARTICLE 3.     PRODUCT RETURNS

3.1. Returns. The responsibility for Product returns in the Territory shall be governed by Section 8.11 of the Asset Purchase Agreement. During the term of this Agreement, Seller and its Affiliates process and pay all claims received by them for returns of Product in accordance with the provision of their return goods policy attached hereto as Schedule III. Buyer shall not engage in any action (other than pricing of the Product) to induce any purchaser of the Product to return Product sold prior to Closing Date; provided, however, that to the extent returns of Product result from changes in pricing by Buyer, Buyer shall be responsible for such returns. For Product shipped after the Closing Date, Buyer shall be responsible for all returns of the Product within the Territory. Buyer shall reimburse Seller and its Affiliates for all cost of returns handled by Seller and its Affiliates hereunder for which Buyer is responsible according to Section
     8.11 of the Asset Purchase Agreement.

3.2. Disposition of Returned Product. Returned Product will be handled in accordance with the provisions of the disposition of returned goods policy

     Seller, a copy of which is attached hereto as Schedule IV.


ARTICLE 4.     ACCOUNTS RECEIVABLE

     So long as it continues to provide Services, Seller or its designated Affiliate(s) shall use reasonable efforts (except for instituting third party collection or legal proceedings) to collect accounts receivable with respect to the Product.


ARTICLE 5.     PAYMENTS

5.1. Fees.     In consideration of Seller's and its Affiliate(s) Services under this Agreement, Buyer will pay to Seller a fee equal to the Services Fee. In addition, Seller and its Affiliate(s) shall be reimbursed their Fully Loaded Costs for any extraordinary services (i.e., those services beyond those expected in the context of ordinary business operations) including without limitation the cost of destruction of returned goods other than pursuant to on-going, normal business operations and the participation of Seller and its Affiliates in any recall of Product, "scrap" charges incurred because of NDC or other labelling or packaging changes, transportation costs associated with the delivery of inventory and records upon termination of this Agreement and any other expenses incurred by Seller and its Affiliates specifically as a result of this Agreement. Buyer will reimburse Seller and its Affiliates with respect to the foregoing costs, if any, within thirty (30) days of receipt of Seller's statement.

5.2. Calculations. As soon as practicable after the end of each calendar month, Seller and its Affiliates will calculate the total amount of fee payable by Buyer for such month under Section 5.1.


ARTICLE 6.     STANDARD FOR SERVICE

     Seller and its Affiliate(s) shall meet the standards of the applicable profession in performing Services hereunder; provided that neither Seller and its Affiliate(s) nor their employees shall have any liability to Buyer in connection with such performance absent bad faith, negligence or wilful misconduct. As a principle, the parties agree that the quality and quantity of Services provided hereunder to Buyer (including without limitation the substance, timeliness and diligence thereof) shall be substantially the same as the quality and quantity of services previously rendered in relation to the Product by BMC personnel. Nothing contained in this

     Agreement shall require Seller and its Affiliate(s) to alter its operations, policies, procedures, method of doing business, reporting mechanism or formats or information technology systems in order to provide Services hereunder or otherwise engage in any extraordinary activities, except as set forth in this Agreement. If Buyer suffers any loss or damage caused directly by the bad faith, negligence or wilful misconduct of Seller, its Affiliates or their employees hereunder, Buyer shall be entitled to recover its direct costs incurred. Under no circumstances shall Seller and its Affiliates have to pay or shall Buyer be entitled to recover any consequential, special, indirect or incidental damages hereunder.


ARTICLE 7.     TERM AND TERMINATION

7.1. Term. This Agreement shall commence as of the Closing date under the Asset Purchase Agreement and shall expire on the later of (i) 3 (three) months following the Closing Date and (ii) when Buyer or its Affiliate has obtained the pertaining necessary government approvals for the distribution of the Product in the country concerned, but in no event later than 6 (six) months after the Closing Date under the Asset Purchase Agreement. Buyer shall use best efforts to assume the Services provided by Seller and its Affiliates hereunder as soon as possible, whenever possible earlier than the expiry of this Agreement. If Buyer is, despite such best efforts, unable to assume the services being provided within the term of this Agreement, Buyer and Seller shall discuss in good faith solutions for the countries concerned.

7.2. Termination.     Either party may terminate this Agreement with immediate
     effect upon written notice (a) if the other party is in material breach or default with respect to any term or provision hereof and fails to cure the same within twenty-one (21) days of receipt of notice of said breach or default or (b) if the other party is or will inevitably in the near future be dissolved, liquidated or bankrupt. Buyer may terminate this Agreement at any time upon not less than ten (10) days written notice, provided any transition issues that will require cooperation after termination are mutually agreed to by the parties.

7.3. Rights and Duties of Parties Upon Termination. Upon expiration or other termination of this Agreement in accordance with the terms hereof, the parties shall cooperate in the orderly termination of the Services hereunder, including without limitation the transfer of Product to Buyer; and the transfer of other information relating solely to the Product, including customer information.

ARTICLE 8.     CONFIDENTIALITY

     Seller and its Affiliates shall treat as confidential all information provided by Buyer hereunder, including but not limited to information relating to the Services. Buyer shall provide such information only to those employees of Seller and its Affiliates that require such information to effect the provisions of this Agreement. Seller shall not use such information except for the express purposes contemplated by this Agreement and shall not disclose such information to any individual or entity (except to such of its employees, Affiliates and subcontractors who reasonably require same for the purposes hereof and who are bound to Seller by like obligations as to confidentiality and non-use) without the express written permission of Buyer. Notwithstanding the foregoing, Seller shall not be prevented from using or disclosing any portion of such information that Seller can prove: (a) was in the public domain prior to the date of this agreement or thereafter enters the public domain through no fault of Seller, its Affiliates or their respective representatives; (b) was available to Seller on a non-confidential basis prior to its disclosure to Seller by Buyer, its Affiliates or their respective representatives; (c) is later lawfully acquired by Seller from sources other than Buyer, its Affiliates or their respective representatives who are not, to the best of knowledge of Seller, subject to any legally binding obligation to keep such information confidential; (d) independently developed by Seller without reference to such confidential information; or (e) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by Seller; provided, however, that in the case of (e), Seller gives Buyer sufficient advance written notice to permit Buyer to seek a protective order with respect to such information and thereafter Seller discloses only the minimum information required to be disclosed in order to comply. Should Seller and its Affiliates provide Buyer with any confidential information, or marked or confirmed in writing as confidential by Seller, relating to Seller's or its Affiliate(s) products or business, other than information which pertains to the Product or the Business, Buyer shall be subject to the confidentiality provisions under this Section 7. The obligations of each party under this Section shall remain in full force and effect for five (5) years following termination or expiration of this Agreement.


ARTICLE 9.     INDEPENDENT CONTRACTOR

     Each party shall act solely as an independent contractor and nothing in this Agreement shall be construed to give either the power or authority to enter into or incur, any commitments, expenses or liabilities whatsoever on behalf of the other party. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between Buyer and Seller, other than as expressly set forth herein.


ARTICLE 10.   NOTICES

     Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or its designates Affiliate(s) or to Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

     All correspondence to Seller shall be addressed as follows:

     Boehringer Mannheim Corporation
     101 Orchard Ridge Drive
     Gaithersburg, MD 20878
     Attention: Law Department
     Fax: 301-990-3815

     with a copy to:

     F.Hoffmann-La Roche Ltd
     CH-4070 Basel, Switzerland
     Attention: Corporate Law Department
     Fax: ++41 61 688 1396

          All correspondence to Buyer shall be addressed as follows:

          Centocor, Inc.
          200 Great Valley Parkway
          Malvern, PA 19355-1307
          Attention: Corporate Secretary
          Fax: 610-651-6331

ARTICLE 11.    SUCCESSORS AND ASSIGNS

          This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without prior written consent of the other party except that Seller may assign this Agreement to one or more of its Affiliates with the prior written consent of Buyer, which consent shall not be unreasonably withheld.

ARTICLE 12.    ADDITIONAL TERMS

12.1. Arbitration and Governing Law. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by final and binding arbitration in accordance with the arbitration provisions and the governing law of the Asset Purchase Agreement.

12.2. Entire Agreement. This Agreement, along with the Asset Purchase Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof. If there is any conflict between this Agreement and the terms and conditions contained on any purchase order or invoice, the terms and conditions of this Agreement shall prevail.

12.3. Amendments; No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either part in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

12.4. Validity. Should any part or provision of this Agreement be held unenforceable or invalid, the invalid or unenforceable provision shall be replaced with a provision that accomplishes, to the extent possible, the original business purpose of such provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

12.5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute a single agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first hereinabove written.


Boehringer Mannheim Corporation     Centocor, Inc.



By                              By
  -------------------------       ---------------------------
Name                            Name
    -----------------------         -------------------------
Title:                          Title:
      ---------------------           -----------------------

                                  SCHEDULE I


                                SELLER CONTACTS

                                                   Key Contacts:

                                            Primary              Secondary
                                            -------              ---------
Overall questions of policy on major
unresolved issues

General operational questions             Barry Buzogany     Emile Williams

Legal                                     Barry Buzogany     Donate Garoner

Sales and marketing                       Jesus Leal         Jim Lennertz

Contracts                                 Dave Martinez      Kathy Jarber

Production planning/specific orders       Phil Rothchild     Veronica Starks

Accounting/Finance                        Emile Williams     Kirk Barton

Inventory                                 Phil Rothchild     Vic Pascoe

Distribution                              Vic Pascoe         Phil Rothchild

Records transfer/retention                Barry Buzogany     Donate Garoner

Regulatory                                Julie Zimmerman    Chris Pannunzio

Medicaid                                  Kirk Barton        Kathy Jarber

Clinical Studies                          Stephan Fischer    Hugo Morales

Medical Affairs                           Stephen Ohimor     Hugo Morales

Quality Assurance/Quality Control         Lyn Olson          Karl-Wilhem Schultze

                                  SCHEDULE II


                               REPORTING FORMAT

                                                  $ Amount  Units    Average
                                                                     price or cost
SALES:
Gross Sales
(by NDC for finished product or by product for
 bulk active)

Adjustments to gross sales:

Sales returns and allowances (by NDC)

Managed Care Rebates
(by NDC)

Medicaid Rebates
(by NDC)

Charge-backs (by NDC)

FINISHED GOOD INVENTORY

Beginning Balance
(by NDC)

Production (by NDC), @ agreed upon unit cost)

Cost of Sales (by NDC)

Ending Balance (by NDC)

                                                                   EXHIBIT 10.36

                                                                     Exhibit B
                                                                     ---------



                                SUPPLY AGREEMENT


       THIS SUPPLY AGREEMENT (this "Agreement") is made and entered into on _____, 1998 by and between Boehringer Mannheim GmbH ("Seller") on the one hand and Centocor, Inc. ("Buyer") on the other hand.

       WHEREAS Roche Healthcare Limited ("Parent") and Buyer have entered into an Asset Purchase Agreement dated February 11, 1998 (the "Asset Purchase Agreement") relating to RETAVASE (the "Product"), and

       WHEREAS Parent and Buyer have agreed in the Asset Purchase Agreement that Seller and/or its Affiliates shall supply bulk labelled lyophilized vials or bulk Active Ingredient to Buyer or its Affiliate for a period of four years and at certain terms and conditions to be set forth in more detail in the present Supply Agreement;

       Now, therefore, the parties hereto agree as follows:

1.     DEFINITIONS

1.1. "Active Ingredient" means recombinant reteplase (rPA), a recombinant, non-glycosylated plasminogen activator containing amino acids 1-3 and 176-527 of the amino acid sequence of tissue-type plasminogen activator.

1.2. "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting or income interest in such corporation or other business entity; provided, however, Genentech, Inc. and its subsidiaries shall not be considered an Affiliate of Seller.

1.3. "Product", for purposes of this Supply Agreement only, means either the Active Ingredient or any pharmaceutical preparation containing the Active Ingredient (sometimes hereinafter referred to as bulk labelled lyophilized vials), and including future formulation changes developed during the term of this Supply Agreement that are used by Seller to supply Buyer.

1.4.   "Specifications" has the meaning ascribed to such term in Section 5.1.1.

1.5. "Territory" means the United States and Canada and respective possessions or territories.

1.6. Other Terms. The defined terms used herein and not defined above shall have the respective meanings assigned to such terms in the Asset Purchase Agreement.


2.     SUBJECT MATTER

2.1. Subject Matter. Subject to the terms and conditions of this Agreement, Seller or its designated Affiliate(s) shall supply to Buyer during the term of the present Agreement Buyer's requirements of the bulk labelled lyophilized vials or bulk Active Ingredient manufactured by Seller or Affiliates of Seller, provided that Seller and its Affiliates shall not be obliged to supply bulk labelled lyophilized vials or bulk Active Ingredient in excess of its capacity.


3.     FORECASTS AND ORDERS

3.1. Forecasts. Buyer shall give Seller or Seller's designated Affiliate(s) within one month from the date of this Agreement and thereafter at the beginning of every calendar quarter the estimate by month of its requirements of bulk labelled lyophilized vials or bulk Active Ingredient for the following 12 (twelve) months. The first 3 (three) months of each estimate shall constitute a firm order. Each successive estimate (after the first such estimate) shall update the estimate previously given for the last calendar quarter covered by the immediately preceding estimate and add an estimate for the calendar quarter following immediately thereafter, such that Seller shall have sufficient information upon which to schedule its manufacturing operations so as to be able to meet Buyer's estimated requirements of the bulk labelled lyophilized vials or bulk Active Ingredient. Seller shall not provide any of the forecast information set forth above to Genentech, Inc.

3.2. Orders. Buyer shall provide a written firm purchase order to Seller or its designated Affiliate(s) (at one of Seller's or its Affiliates' offices designated by Seller) at least 3 (three) months prior to a requested delivery date. Seller or its designated Affiliate(s) shall supply the bulk labelled lyophilized vials or bulk Active Ingredient within 3 (three) months after receipt of a firm order therefor from Buyer. In the event that the sum of the orders for delivery within any

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY ASTERICKS (*); AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

       calendar quarter exceeds 100% (one hundred percent) of the most recent estimate given by Buyer for such calendar trimester pursuant to Section
       3.1 above, and subject to the supply obligation set forth in Section 2.1 above, Seller and Buyer shall consult with each other and Seller shall be allowed such reasonable time as is needed to arrange for the orderly manufacture of such additional requirements.

3.3 Minimum Order Size. The minimum size of any order for any bulk labelled lyophilized vials or bulk Active Ingredient shall be one full batch of such bulk labelled lyophilized vials (as set forth in Schedule 3.3 hereto) or bulk Active Ingredient with larger orders being in whole number multiples of such a batch.


4.     PRICE, DELIVERY AND PAYMENT CONDITIONS

4.1 Price. Buyer shall purchase the bulk labelled lyophilized vials from the Seller at DM [*] per vial or DM [*] per amount of bulk Active
       Ingredient contained in one such vial or, in the case of formulation changes, a price to be agreed on by the parties in good faith.

4.2 Delivery Conditions. Title and risk of loss or damage to any bulk labelled lyophilized vials or bulk Active Ingredient supplied hereunder shall pass to Buyer upon delivery at Seller's or its Affiliate's manufacturing plant to a common carrier for delivery of such Product. Buyer shall be responsible and pay for any and all customs duties, value added, excise and other taxes, clearances and/or levies of any type whatsoever with regard to the supply of the Product from Seller or its Affiliate hereunder Seller may select a common carrier for shipment of goods; delivery will be per Buyer's instruction.

4.3 Certificate of Analysis. All bulk labelled lyophilized vials or bulk Active Ingredient supplied to Buyer shall be accompanied by a signed and dated Certificate of Analysis, which shall be substantially in the form attached as Schedule 4.3 hereto. A copy of this Certificate of Analysis will be sent by fax to the appropriate contact person at Buyer. The original Certificate of Analysis shall be dispatched by airmail, or sent together with the Product, at the time of shipment in accordance with Buyer's instructions.

4.4 Invoicing and Payment Conditions. Seller or its designated Affiliate(s) shall invoice Buyer in German marks for all supplies of bulk labelled lyophilized vials or bulk Active Ingredient hereunder monthly after delivery as defined herein. Buyer shall effect payment of such invoices in German marks to Seller's or its Affiliate(s) designated bank account within 30 (thirty) days after the date of

                       Confidential Treatment Requested
       invoice. Seller and its Affiliate(s) may charge a late payment fee of 1.5% of the outstanding balance for each 30 (thirty) day period thereafter during which said balance remains unpaid.

4.5 Supply. If there is an interruption in the manufacture of the bulk labelled lyophilized vials or bulk Active Ingredient for a period of more than 45 days (i) caused by the actions of Seller or its Affiliates, Buyer shall have first call on the then available supply, or (ii) caused by actions other than those of Seller or its Affiliates, the then available supply shall be divided between Seller and Buyer based upon their respective previous three months' sale.

5.     SPECIFICATIONS, WARRANTY AND INDEMNIFICATION

5.1    Warranties; Specifications and Analysis

5.1.1. Seller represents and warrants that the bulk labelled lyophilized vials or bulk Active Ingredient manufactured by Seller or its Affiliate(s) for Buyer pursuant meet the FDA approved specifications therefor, as may be amended from time to time by Seller after reasonable prior notice to Buyer which is sufficient to enable Buyer to assess the impact of the amendment on Buyer's manufacturing process, but not exceeding 60 (sixty) days, and prior approval by the respective registration authorities, if required (the "Specifications").

       Seller or its Affiliate shall send to Buyer with each such shipment a certificate of analysis specifying, inter alia, the results of each of the determinations required to show conformance of such shipment with the Specifications. The figures set forth in the certificate of analysis shall be accepted as accurate for the purposes of this Agreement unless Buyer within 30 (thirty) days of the receipt of such shipment notifies Seller in writing that it has analysed such shipment in accordance with Seller's or its Affiliates' methods of analysis, as may be amended from time to time by Seller after reasonable prior notice to Buyer which is sufficient to enable Buyer to assess the impact of the amendment on Buyer's manufacturing process, but not exceeding 60 (sixty) days, and prior approval by the respective registration authorities, if required and has determined that such shipment does not conform to the Specifications. In the latter event, Buyer and Seller agree to consult with each other in order to resolve the discrepancy between each other's determinations. If such consultations do not resolve the discrepancy, Buyer and Seller agree to nominate an independent, reputable laboratory, acceptable to both parties, which shall carry out determinations on representative samples taken from such shipment, using Seller's or its Affiliates' methods of analysis, and the resulting determinations shall be binding on Buyer and Seller for the purposes hereof. The cost of the analysis of such independent laboratory shall be borne by the party whose testing was in error.

5.1.2. If it is determined that a shipment of bulk labelled lyophilized vials or bulk Active Ingredient, as of the date shipped, does not conform to the Specifications, Seller shall replace such shipment with a substitute shipment that meets the Specifications. The above shall be Seller's and its Affiliates' sole liability for, and Buyer's sole and exclusive remedy for the supply of any Product that do not conform to the Specifications. The non-conforming shipment shall be returned, at Seller's expense by Buyer to Seller upon final determination in accordance with Section 5.1.1 above that it does not meet the Specifications.

5.2 DISCLAIMER. EXCEPT AS SET FORTH IN SECTIONS 5.1.1 AND 5.1.2 ABOVE, SELLER MAKES NO REPRESENTATIONS AND DISCLAIMS ANY WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, TO BUYER FOR ANY BULK LABELLED LYOPHILIZED VIALS OR BULK ACTIVE INGREDIENT SUPPLIED BY SELLER OR ITS AFFILIATES HEREUNDER, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

5.3 Recall. Buyer is competent and responsible for deciding about and effecting a recall of the Product. In case of such a recall, to the extent necessary or needed, Seller shall cooperate with Buyer as reasonably required in carrying out any such recall. Buyer shall reimburse Seller and its Affiliates for any cost reasonably expended by Seller and its Affiliates to effect the recall, provided that if a recall is caused by non-compliance of the Product with the Specifications at the date of shipment, Seller shall reimburse Buyer for (a) any cost reasonably expended by Buyer to effect the recall, (b) any manufacturing and shipping fees paid to Seller by Buyer for recalled Product, and (c) any reasonable disposal costs for such recalled Product.

5.4    Indemnification

5.4.1. Indemnification by Seller. Subject to the following limitations, Seller shall be liable for and shall indemnify and hold harmless Buyer in respect of any and all liabilities, losses, damages, claims or lawsuits, including but not limited to any liabilities, losses, damages, claims or lawsuits arising out of the manufacture, use, sale or marketing of the Product, including but not limited to any claims made (directly or indirectly) by or on behalf of consumers who have purchased or otherwise obtained and/or used the Product, arising from Seller's (i) failure to supply bulk labelled lyophilized vials or bulk Active Ingredient meeting FDA specifications upon delivery to Buyer, provided that Buyer gives Seller prompt, adequate notice of such third party claim and permits Seller to assume the sole control of all phases of the defense and/or settlement of such claim, including the selection of counsel, it being understood that Seller shall not be liable for any negligent act or omission of Buyer or for any representations and warranties, express or implied, made by Buyer that exceed the representations and warranties made by Seller to Buyer under this Agreement, (ii) breach of this Agreement, (iii) negligence or wilful misconduct, (iv) breach of statutory duty, or (v) act, omission or default howsoever caused on the part of Seller, its Affiliates, employees and agents. The indemnity by Seller set forth in clause (i) above shall include loss of Buyer's profits unless Seller is able to demonstrate that Seller's failure to supply bulk labelled lyophilized vials or bulk Active Ingredient meeting FDA specifications upon delivery to Buyer was entirely beyond Seller's control and in no part the result of negligence or wilful misconduct on the part of Seller.

5.4.2. Indemnification by Buyer. Subject to the following limitations, Buyer shall be liable for and shall indemnify and hold harmless Seller in respect of any and all liabilities, losses, damages, claims or lawsuits, including but not limited to any liabilities, losses, damages, claims or lawsuits arising out of the manufacture, use, sale or marketing of the Product, including but not limited to any claims made (directly or indirectly) by or on behalf of consumers who have purchased or otherwise obtained and/or used the Product, arising from Buyer's (i) breach of this Agreement, (ii) negligence or wilful misconduct, (iii) breach of statutory duty or (iv) act, omission or default howsoever caused on the party of Buyer, its employees and agents. Notwithstanding the foregoing, Buyer shall not be liable to Seller, whether in contract, tort or otherwise, for any consequential, indirect, economic or financial loss or damage (including, without prejudice to the generality of the foregoing, any loss of turnover, revenue, profits, business or goodwill) howsoever caused.


6.     CONFIDENTIALITY

6.1 Subject to the Asset Purchase Agreement, each party shall during and for 5 (five) years after the term of this Agreement not use for any other purpose than contemplated under this Agreement and not disclose to any person (not including a contract manufacturer of Buyer with respect to manufacture of the Active Ingredient, provided that such contract manufacturer (i) shall be obligated to keep such confidential information confidential and (ii) shall not use such information for any purpose other than with respect to manufacture of the Active Ingredient)
     any confidential information received from the other party concerning formulas, manufacturing processes, commercial methods and other activities of the other party, except to the extent required by government authorities for the execution of this Agreement or relating to the safety of the Product.

6.2 It is understood that confidential information shall not include information which the party receiving the information (in the case of either Seller or Buyer, their Affiliates and their respective representatives, "Receiving Party") can prove (a) was in the public domain prior to the date of this agreement or thereafter enters the public domain through no fault of Receiving Party; (b) was available to Receiving Party on a non-confidential basis prior to its disclosure to Receiving Party by the party providing the information (in the case of either Seller or Buyer, their Affiliates and their respective representatives, "Providing Party");
     (c) is later lawfully acquired by Receiving Party from sources other than Providing Party who are not, to the best of knowledge of Receiving Party subject to any legally binding obligation to keep such information confidential; (d) independently developed by Receiving Party without reference to such confidential information; or (e) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by Receiving Party; provided, however, that in the case of
     (e), Receiving Party gives Providing Party sufficient advance written notice to permit Providing Party to seek a protective order with respect to such information and thereafter Receiving Party discloses only the minimum information required to be disclosed in order to comply.


7.   TERM AND TERMINATION

7.1 Term. The present Agreement shall become effective at the Closing Date and shall remain in force for a period which is the earlier of (i) four years and (ii) three months following the date Buyer obtains all necessary approvals to manufacture the Active Ingredient, subject to extension with approval of the FTC.

7.2 Termination. Notwithstanding Section 7.1 above, either party may terminate this Agreement at any time with immediate effect by written notice to the other party.

     a) if the other party has failed to perform any of its obligations hereunder and has not corrected such default within 60 (sixty) days after dispute resolution pursuant to Section 8.1 hereof (provided that, even following the 60-day period referred to above, the Seller shall not have a right to terminate pursuant to this Section 7.2 a) as long as Buyer continues to pay all amounts due to Seller in accordance with Sections 4.4. and 5.4.2 hereof);

     b) if the other party is or will inevitably in the near future be dissolved, liquidated or bankrupt; provided that Seller shall not have a right to terminate pursuant to this Section 7.2 b) as long as Buyer continues to pay all amounts due to Seller in accordance with Section 4.4.


8.   ARBITRATION AND GOVERNING LAW

8.1 Arbitration. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel of arbitrators, any dispute, controversy, or claims arising under, out of or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration, to the exclusion of any courts of law, in accordance with the Rules of Arbitration of the International Chamber of Commerce as in force at the time when initiating the arbitration. The arbitral tribunal shall consist of three arbitrators. The place of arbitration shall be Hamilton, Bermuda. The language to be used in the arbitral proceedings shall be English. The arbitration decision shall be final and binding upon the parties and the parties agree that any award granted pursuant to such decision may be entered forthwith in any court of competent jurisdiction. This arbitration clause and any award rendered pursuant to it shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitration Awards signed in New York as of 10 June, 1958. The party to whom a favourable ruling is awarded shall be entitled to reimbursement of all its reasonable costs and expenses in arbitration by the other party.

8.2 Governing Law. The present Agreement shall be subject to the substantive law of Bermuda (regardless of its or any other jurisdiction's choice of law principles).


9.   MISCELLANEOUS

9.1 Force Majeure. If any of the parties hereto finds itself in spite of ordinary care unable by reason of a duly evidenced case of force majeure, i.e. an event beyond its control, to carry out its obligations hereunder in whole or in part, the obligations of such party, to the extent that they are affected by such force majeure, shall be suspended as long as the impossibility so caused shall endure.

     The party affected by force majeure shall immediately inform the other party and shall make all reasonable efforts to remedy the situation created by such force majeure as soon as possible.

9.2 Independent Contractor. Each party shall act solely as an independent contractor and nothing in this Agreement shall be construed to give either the power or authority to enter into or incur, any commitments, expenses or liabilities whatsoever on behalf of the other party. Nothing herein shall be construed to create the relationship of partnership, principal and agent, or joint venture between Seller and Buyer.

9.3 Quality Control. In connection with the obligations of Seller and Buyer as set forth in this Agreement, Seller and Buyer shall review the quality control procedures required by the FDA and the Department of Health Canada in order to determine the most practical way in which to comply with such procedures.

9.4 Notices. Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by facsimile letter or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses and facsimile numbers set forth below or at such other address and facsimile number as either party hereto may designate. If sent by facsimile letter, notice shall be deemed given when the transmission is completed if the sender has a confirmed transmission report and if the sender has sent a confirmation copy by registered mail. If a confirmed transmission report does not exist, then the notice will be deemed given when the notice is actually received by the person to whom it is sent. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received.

     if to Buyer, to:

     Centocor, Inc.
     200 Great Valley Parkway
     Malvern, PA 19355-1307
     Attention: Corporate Secretary
     Fax: 610-651-6331


     if to Seller, to:
     Boehringer Mannheim GmbH
     Sandhofer Str. 116
     D-68305 Mannheim

     Germany
     Attention: Claus-Jorg Rutsch
     Fax: ++49 621 759 3523

     with a copy to:

     F.Hoffmann-La Roche Ltd
     CH-4070 Basel, Switzerland
     Attention: Corporate Law Department
     Fax: ++41 61 688 1396

9.5 Assignment. Neither party shall have the right to assign the present Agreement or any part thereof to any third party without the prior written approval of the other party. However, all Affiliates of Seller shall not be deemed to be third parties within the meaning of this provision.

9.6 Amendments: No Waiver. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part or either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

9.7 Validity. Should any part or provision of this Agreement be held unenforceable or invalid, the invalid or unenforceable provision shall be replaced with a provision that accomplishes, to the maximum possible extent, the original business purpose of such provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties.

9.8 Counterparts. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

     IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.


Boehringer Mannheim GmbH            Centocor, Inc.



By:                                 By:
    -------------------------           --------------------------
Name:                               Name:
     ------------------------            -------------------------
Title:                              Title:
      -----------------------             ------------------------

THE REGISTRANT HAS REQUESTED CONFIDENTIAL TREATMENT FOR CERTAIN PORTIONS OF THIS AGREEMENT. THOSE PORTIONS HAVE BEEN OMITTED FROM THIS COPY OF THE AGREEMENT AT THE PLACES INDICATED BY ASTERICKS (*); AND HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION

                                                                    SCHEDULE 3.3


For bulk labelled vials: One full batch equals [*]


For bulk Active Ingredient:  One full batch equals 100g (one hundred grams).

                                                                       Exhibit D
                                                                       ---------

                               KEEP WELL AGREEMENT



     Agreement dated as of            , 1998  between Roche Holding Ltd (the
"Parent") and Roche Healthcare Limited (the "Subsidiary").

     WHEREAS the Parent owns directly or indirectly all the capital stock of the Subsidiary; and

     WHEREAS the Subsidiary proposes to enter into an Asset Purchase Agreement with Centocor, Inc. (the "Asset Purchase Agreement").

     NOW, THEREFORE, the parties agree as follows:

     1.   Stock Ownership of the Subsidiary. At all times during the term of
          ---------------------------------
this Agreement, the Parent shall directly or indirectly own and hold the entire legal title to and beneficial interest in all the outstanding shares of stock of the Subsidiary having the right to vote for the election of members of the Board of Directors of the Subsidiary and will not directly or indirectly pledge or in any way encumber or otherwise dispose of any such shares of stock, unless required to dispose of any or all such shares of stock pursuant to a court decree or order of any governmental authority which, in the opinion of counsel to the Parent, may not be successfully challenged.

     2.   Maintenance of Consolidated Net Worth. The Parent agrees that it shall
          -------------------------------------
cause the Subsidiary to have a Consolidated Net Worth of at least U.S.$1,000,000 at all times.

     For purposes of this Agreement, the term "Consolidated Net Worth" shall mean the excess of total assets of the Subsidiary and its consolidated subsidiaries over total liabilities of the Subsidiary and its consolidated subsidiaries, total assets and total liabilities each to be determined in accordance with generally accepted international accounting principles consistently applied.

     3.   Waiver. The Parent hereby waives any failure or delay on the part of
          ------
the Subsidiary in asserting or enforcing any of its rights or in making any claims or demands hereunder.

     4.   Not a Guarantee. This Agreement is not, and nothing herein contained
          ---------------
and nothing done pursuant hereto by the Parent shall be deemed to constitute, a guarantee by the Parent of the payment of any obligation, indebtedness or liability, of any kind or character whatsoever, of the Subsidiary. The only parties to this Agreement are the Subsidiary and the Parent, and this Agreement shall not confer upon any other person any right or claim against the Parent.

     5.   Modification, Amendment or Termination. This agreement may be
          --------------------------------------
modified, amended or terminated by the written agreement of the parties; provided, however, that no such modification, amendment or termination shall have any adverse effect upon the ability of the Subsidiary to meet its obligations under Section 3.4 and Section 13.7 of the Asset Purchase Agreement without the written consent of Centocor, Inc.

     6.   Bankruptcy, Liquidation or Moratorium. Any rights and obligations
          -------------------------------------
which either of the parties has under this Agreement will remain valid and binding notwithstanding any bankruptcy or liquidation of, or moratorium involving, the Subsidiary.

     7.   Rights of the Subsidiary. It is the intention of the parties in
          ------------------------
entering into this Agreement to benefit the Subsidiary, and accordingly the obligations of the Parent under this Agreement may be enforced exclusively by the Subsidiary at any time against the Parent.

     8.   Successors. The agreements herein set forth shall be mutually binding
          ----------
upon, and inure to the mutual benefit of, the Parent and the Subsidiary and their respective successors.

     9.   Governing Law. This Agreement shall be governed by the laws of Bermuda
          -------------
(regardless of its or any other jurisdiction's choice of law principles).

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the day and year first above written.



Roche Holding Ltd                   Roche Healthcare Limited


By:                                 By:
   --------------------------          ---------------------------



By:
   --------------------------

                                       3